Exhibit 10.1

FIRST LIEN CREDIT AGREEMENT

among

CUMULUS MEDIA INC.,

CUMULUS MEDIA HOLDINGS INC.,

as Borrower,

CERTAIN LENDERS,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent,

UBS SECURITIES LLC,

MIHI LLC,

ROYAL BANK OF CANADA,

and

ING CAPITAL LLC,

as Co-Syndication Agents

and

U.S. BANK NATIONAL ASSOCIATION

and

FIFTH THIRD BANK,

as Co-Documentation Agents

Dated as of September 16, 2011

J.P. MORGAN SECURITIES LLC,

UBS SECURITIES LLC,

MACQUARIE CAPITAL (USA) INC.,

RBC CAPITAL MARKETS,

and

ING CAPITAL LLC

as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

Schedule 1.1A	Commitments
Schedule 1.1B	Mortgaged Properties
Schedule 3.1	Letters of Credit
Schedule 5.6	Litigation
Schedule 5.9	No Default
Schedule 5.11(a)	Domestic Subsidiaries
Schedule 5.11(b)	Foreign Subsidiaries
Schedule 5.12	FCC Licenses
Schedule 5.16	Environmental Matters
Schedule 5.18	Financing Statements and Other Filings
Schedule 6.1(b)	Closing Date Preferred Stock
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.4	Existing Contingent Obligations
Schedule 8.6	Stations in Trust
Schedule 8.7	Existing Investments, Loans and Advances
Schedule 8.9	Transactions with Affiliates

EXHIBITS:

Exhibit A	Form of Guarantee and Collateral Agreement
Exhibit B-1	Form of Parent Closing Certificate
Exhibit B-2	Form of Borrower Closing Certificate
Exhibit B-3	Form of Subsidiary Guarantor Closing Certificate
Exhibit C	Form of L/C Participation Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Forms of Exemption Certificate
Exhibit F	Form of Swing Line Loan Participation Certificate
Exhibit G	Form of Discounted Prepayment Option Notice
Exhibit H	Form of Lender Participation Notice
Exhibit I	Form of Discounted Voluntary Prepayment Notice
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of Intercreditor Agreement

FIRST LIEN CREDIT AGREEMENT (this “Agreement”), dated as of September 16, 2011, among CUMULUS MEDIA INC., a Delaware corporation (“Parent”), CUMULUS MEDIA HOLDINGS INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties hereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, UBS SECURITIES LLC, MIHI LLC, ROYAL BANK OF CANADA and ING CAPITAL LLC, as co-syndication agents, and U.S. BANK NATIONAL ASSOCIATION and FIFTH THIRD BANK, as co-documentation agents.

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Acquisition Agreement”) by and among Parent, Borrower, Cadet Merger Corporation and Citadel Broadcasting Corporation (the “Acquired Business”), dated March 9, 2011, the Acquired Business will become a wholly-owned subsidiary of the Borrower (the “Acquisition”);

WHEREAS, in order to finance the Acquisition, to repay existing indebtedness and other long-term obligations of Parent and the Acquired Business and their respective Subsidiaries, as further defined below as the “Refinancing”, to pay fees, commissions and expenses in connection with the Acquisition, the Refinancing and the financing thereof and to provide ongoing working capital requirements of the Borrower and its Subsidiaries following the Acquisition, the Borrower has requested that the Lenders enter into this Agreement and make the Loans provided for herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively. Notwithstanding the foregoing (i) in respect of any Term Loans that are ABR Loans, ABR shall at all times not be less than 2.25% and (ii) in respect of any Revolving Credit Loans that are ABR Loans, ABR shall at all times not be less than 2.00%.

“ABR Loans”: Loans whose interest rate is based on the ABR.

“Acceptable Discount”: as defined in subsection 4.23.

“Acceptance Date”: as defined in subsection 4.23.

“Acquired Business”: as defined in the recitals hereto.

“Acquisition”: as defined in the recitals hereto.

“Acquisition Agreement: as defined in the recitals hereto.

“Acquisition Agreement Representations”: the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Parent or the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of the breach of such representations in the Acquisition Agreement.

“Act”: as defined in subsection 11.18.

“Additional Lender”: as defined in subsection 4.25.

“Administrative Agent”: JPMCB, together with its affiliates, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Section 10.

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, either to (x) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Affiliated Debt Fund”: any Affiliate of the Permitted Owners that (i) is a Debt Fund and (ii) with respect to which such Permitted Owner and investment vehicles managed or advised by such Permitted Owner that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business do not make investment decisions for such entity.

“Affiliated Lender”: the Permitted Owners and any Affiliate of the Permitted Owners (including the Borrower and its Subsidiaries).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of such Lender’s Aggregate Revolving Credit Extensions of Credit plus such Lender’s participating interests in Swing Line Loans.

“Aggregate Revolving Credit Extensions of Credit”: at any particular time, the sum of (a) the aggregate then outstanding principal amount of the Revolving Credit Loans, (b) the aggregate amount then available to be drawn under all outstanding Letters of Credit and (c) the aggregate amount of Revolving L/C Obligations.

“Agreement”: as defined in the preamble hereto.

“Applicable Discount”: as defined in subsection 4.23.

“Applicable Margin”: (a) for each Revolving Credit Loan, 4.50% per annum in the case of a Eurodollar Loan or 3.50% per annum in the case of an ABR Loan, (b) for each Term Loan, 4.50% per annum in the case of a Eurodollar Loan or 3.50% per annum in the case of an ABR Loan and (c) for each Swing Line Loan, 3.50% per annum. Notwithstanding the foregoing, the Applicable Margin in respect of any tranche of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Approved Fund”: as defined in subsection 11.6(c).

“Arrangers”: JPMorgan Securities LLC, UBS Securities LLC, Macquarie Capital (USA) Inc. and RBC Capital Markets, in their capacity as arrangers of the Commitments.

“ASC”: the FASB Accounting Standards Codification.

“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by any Group Member of any of its property or assets (except sales, assignments, conveyances, transfers and other dispositions permitted by subsection 8.6 (other than clauses (e), (f), (g), (o) and (w) thereof).

“Assignee”: as defined in subsection 11.6(c).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit D hereto.

“Available Amount”: as of any date of determination, an amount equal to the sum of:

(a) $75,000,000; plus

(b) 50% of the sum of (without duplication):

(i) the consolidated net income of the Borrower for the fiscal year of the Borrower most recently ended (or, in the case of the fiscal year ending December

31, 2011, the consolidated net income of the Borrower for the period commencing on the Closing Date and ending on December 31, 2011);

(ii) the Net Proceeds received after the Closing Date and on or prior to such date (other than any Net Proceeds applied for Investments under subsection 8.7(t), Restricted Payments under subsection 8.8(c) or subsection 8.8(h) or prepayments of Indebtedness under subsection 8.15(b)(iv)) from any Capital Stock Issuance (other than any such issuance to a Group Member), including any sale of treasury Capital Stock, but excluding any issuance of Disqualified Stock; provided that the Net Proceeds thereof have been contributed by Parent in cash as common equity to the Borrower;

(iii) the net cash proceeds received after the Closing Date and on or prior to such date from any capital contribution to the Borrower (other than any Specified Equity Contribution and any capital contributions applied pursuant to subsection 8.2(p)) or to any Restricted Subsidiary; provided that any such capital contribution is from a Person other than a Group Member;

(iv) the aggregate amount received after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in cash from any dividend or other distribution by an Unrestricted Subsidiary;

(v) the net cash proceeds received after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary from the issuance of convertible or exchangeable debt securities that have been converted into or exchanged for Capital Stock of a Group Member (other than Disqualified Stock);

(vi) the aggregate amount received in cash or Cash Equivalents after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any existing joint venture that is not a Subsidiary or in any Unrestricted Subsidiary, in each case, to the extent of the Investment in such joint venture or Unrestricted Subsidiary (with the amount of such Investment being calculated in accordance with the last sentence of subsection 8.7);

(vii) the aggregate amount received in cash or Cash Equivalents after the Closing Date and on or prior to such date by the Borrower or any Restricted Subsidiary in connection with the sale, transfer or other disposition to a Person (other than a Group Member) of any Investment made in reliance on subsection 8.7(r) and repurchases and redemptions (other than by a Group Member) of such Investments from the Borrower or its Restricted Subsidiaries and repayments of loans or advances (other than by a Group Member) that constitute Investments made in reliance on subsection 8.7(r); provided that such amount shall not exceed the amount of such initial Investment made in reliance on subsection 8.7(r); and

(viii) the amount equal to the net reduction in Investments made by the Borrower or any Restricted Subsidiaries in any Person resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Borrower or any of its Restricted Subsidiaries not to exceed the amount of Investments previously made by the Borrower or any Restricted Subsidiary in such

Unrestricted Subsidiary (with the amount of such Investments being calculated in accordance with the last sentence of subsection 8.7); minus

(c) the amount of any Investments made in reliance on subsection 8.7(r) prior to such date, any Restricted Payments made in reliance on subsection 8.8(b) prior to such date and any prepayments of Second Lien Loans or any Second Lien Permitted Refinancings made in reliance on subsection 8.15(b)(iii) prior to such date.

“Available Revolving Credit Commitment”: as to any Lender, at a particular time, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment at such time less (b) the sum of (i) the aggregate unpaid principal amount at such time of all Revolving Credit Loans made by such Lender pursuant to subsection 3.1, (ii) such Lender’s L/C Participating Interest in the aggregate amount available to be drawn at such time under all outstanding Letters of Credit, (iii) such Lender’s Revolving Credit Commitment Percentage of the aggregate outstanding amount of Revolving L/C Obligations and (iv) such Lender’s Revolving Credit Commitment Percentage of the aggregate unpaid principal amount at such time of all Swing Line Loans, provided that for purposes of calculating Available Revolving Credit Commitments pursuant to subsection 4.9 the amount referred to in this clause (iv) shall be zero; collectively, as to all the Lenders, the “Available Revolving Credit Commitments”.

“Bankruptcy Code”: the United States Bankruptcy Code, as now or hereafter in effect, or any successor statute.

“Bankruptcy Event”: with respect to any Person, such Person or its Parent Entity becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, provided that a Bankruptcy Event shall not result solely by virtue of (i) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (ii) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority or instrumentality thereof under or based on the law of the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed and such appointment has not been publicly disclosed, in any such case where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person or its Parent Entity.

“Benefited Lender”: as defined in subsection 11.7 hereof.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day, or, in the case of Eurodollar Loans, any Working Day, specified in a notice pursuant to (a) subsection 3.7 or 4.1 as a date on which the Borrower requests JPMCB to make Swing Line Loans or the Lenders to make Revolving Credit Loans hereunder or (b) subsection 3.5 as a date on which the Borrower requests the Issuing Lender to issue a Letter of Credit hereunder.

“Breakage Event”: as defined in subsection 4.19 hereof.

“Broadcast Assets”: all or substantially all the assets used and useful in the operation of a Station pursuant to an FCC License, including such FCC License.

“Broadcast Cash Flow”: for any period, Consolidated EBITDA for such period plus, to the extent deducted in calculating such Consolidated EBITDA, corporate level general and administrative expenses of the Borrower and the Subsidiary Guarantors for such period (calculated in a manner consistent with the calculation of such expenses in the consolidated financial statements of the Borrower for such period).

“Broadcast License Subsidiary”: a wholly-owned Subsidiary of the Borrower that (a) owns or holds no material assets other than FCC Licenses and related rights and (b) has no material liabilities other than (i) trade payables incurred in the ordinary course of business and (ii) tax liabilities, other governmental charges and other liabilities incidental to the ownership or holding of such licenses and related rights.

“Business Acquisition”: any Permitted Acquisition and any other acquisition permitted under subsection 8.7 pursuant to which the Borrower or any of its Restricted Subsidiaries acquires any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by subsection 8.7) which are set forth on the consolidated statement of cash flows of the Borrower for such period as “capital expenditures” in accordance with GAAP.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease that was or would have been treated as an operating lease under GAAP as in effect on the Closing Date that would become or be treated as a capital lease solely as a result of a change in GAAP after the Closing Date shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Capital Stock shall not be deemed to be Capital Stock, unless and until any such instruments are so converted or exchanged.

“Capital Stock Issuance”: any issuance by Parent of its Capital Stock in a public or private offering.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, Issuing Lender or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Exposure, Obligations in respect of Swing Line Loans, obligations of Lenders to fund participations in respect of either thereof or prepayment obligations (as the context may require), cash or deposit account balances, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Lender or the Swing Line Lender, as applicable (which documents are hereby consented to by the Lenders).

“Cash Equivalents”:

(a) United States dollars;

(b) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $300,0000,000;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any financial institution meeting the qualifications specified in clause (c) above and in U.S. dollars;

(e) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof, in U.S. dollars;

(f) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and in U.S. dollars;

(g) investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above;

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an investment grade rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(i) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition and in each case in U.S. dollars;

(j) Investments with weighted average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s and in each case in U.S. dollars; and

(k) credit card receivables and debit card receivables so long as such are considered cash equivalents under GAAP and are so reflected on the Borrower’s balance sheet.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than U.S. dollars; provided that such amounts are converted into U.S. dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Closing Date), of Capital Stock representing more than 35% of the aggregate ordinary active voting power represented by the issued and outstanding Capital Stock of Parent (other than such an acquisition by a Permitted Owner); (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of Parent by any Person or group (other than such an acquisition by a Permitted Owner) or (d) the failure of Parent to own, directly and of record, 100% of the Capital Stock of the Borrower.

“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 4.18, any corporation controlling such Lender; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in subsection 6.1 has been either satisfied or waived and the initial Loans are made hereunder, in accordance with the terms and provisions of Section 6.

“Closing Date Material Adverse Effect”: any change, effect, event, occurrence or state of facts that has had or is reasonably likely in the future to have, individually or when considered with other effects, a material adverse effect on (i) the business, results of operations or financial condition of the Acquired Business and its Subsidiaries, taken as a whole or (ii) the ability of the Acquired Business to timely consummate the Transactions; provided, however, that a Closing Date Material Adverse Effect will not include any change, effect, event, occurrence or state of facts resulting from (A) changes, after the date of the Acquisition Agreement, in GAAP, (B) actions or omissions of the Acquired Business taken with the prior written consent of Parent and the Arrangers (not to be unreasonably withheld), (C) matters to the extent specifically disclosed on the Parent Disclosure Letter or Company Disclosure Letter, as applicable, (D) compliance of the Acquired Business with the terms and conditions of the Acquisition Agreement, (E) any failure by the Acquired Business to meet any published analyst estimates or expectations of its revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Acquired Business to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Closing Date Material Adverse Effect” may be taken into account in determining whether there has been a Closing Date Material Adverse Effect), (F) changes affecting any of the industries in which such entity operates generally, or changes in laws, rules or regulations of general applicability to companies in the industries in which the Acquired Business and its Subsidiaries operate, (G) any change in the price or trading volume of the Company Shares, Company Warrants or Parent Shares, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Closing Date Material Adverse Effect” may be taken into account in determining whether there has been a Closing Date Material Adverse Effect), (H) the announcement of the Transactions and performance of the Acquisition Agreement or the identity of the parties to the Acquisition Agreement (including the initiation of litigation by any Person with respect to the Acquisition Agreement or the Transactions, and including any termination of, reduction in or other negative impact on relationships or dealings, contractual or otherwise, with any customers, suppliers, distributors, partners or employees (including the threatened or actual termination, suspension, modification or reductions in such relationships) of the Acquired Business and its subsidiaries due to the announcement and performance of the Acquisition Agreement), (I) matters to the extent specifically disclosed in a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed by the Acquired Business with the Securities and Exchange Commission at any time on or after June 3, 2010 through March 7, 2011, but excluding any risk factor disclosure under the headings “Risk Factors,” “Forward Looking Statements” or any similar precautionary sections or (J) any events or changes affecting general worldwide economic or capital market conditions, except in the case of each of clauses (F) and (J), to the extent that such changes affect the Acquired Business disproportionately). Capitalized terms used in this definition that are not otherwise defined in this Agreement have the meanings given to them in the Acquisition Agreement.

“Closing Date Preferred Stock”: as defined in subsection 6.1(b)(ii).

“CMP”: Cumulus Media Partners, LLC, a Delaware limited liability company.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial L/C”: a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Borrower, on behalf of the Borrower or any Restricted Subsidiary thereof, in respect of obligations of the Borrower or any Restricted Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

“Commitment Percentage”: with respect to any Lender, the Term Loan Commitment Percentage and the Revolving Credit Commitment Percentage of such Lender, as the context may require.

“Commitments”: the collective reference to the Term Loan Commitments, the Swing Line Commitment, the Revolving Credit Commitments and any Extended Revolving Credit Commitment; individually, a “Commitment”.

“Communications Act”: the Communications Act of 1934, as amended, 47 U.S.C. §151 et seq.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to subsections 4.17, 4.18, 4.19 or 4.20 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confirmation Order”: that certain order confirming the Reorganization Plan pursuant to applicable sections of the Bankruptcy Code entered by the Bankruptcy Court on May 19, 2010.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swing Line Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period of the Borrower and its Restricted Subsidiaries, the consolidated net income ((i) including net income and losses from discontinued operations, (ii) excluding all income tax expense or benefit to the extent that the effect of such item has entered into the determination of consolidated net income whether based on income, profits or capital, including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) excluding extraordinary items, as well as unusual gains, losses and charges and gains and losses arising from the proposed or actual disposition of material assets (what constitutes material assets to be reasonably determined by the Borrower in good faith) whether such losses or gains are classified as discontinued operations, continuing operations or extraordinary items, (iv) excluding minority interest and (v) excluding to the extent reflected in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), including costs recognized from interest rate hedges, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) depreciation and amortization expenses whether such expenses are classified as discontinued operations or continuing operations including acceleration thereof and including the amortization of the increase in inventory, if any, resulting from the application of ASC 805, “Business Combinations” for transactions contemplated by this Agreement (including any Business Acquisitions), (c) any impairment expense or write-off with respect to goodwill, other intangible assets, long-lived asset, joint ventures, assets held for sale, variable interest entities resulting from the application of ASC 810, “Consolidation,” and investment in debt and equity securities pursuant to GAAP, (d) compensation expenses arising from the sale of stock, the granting of stock options, restricted stock, restricted stock units, dividends on unvested shares, the granting of stock appreciation rights, termination of stock based rewards in connection with the Plan and similar stock based arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under ASC 715, “Compensation—Retirement Benefits” and ASC 712, “Compensation—Nonretirement Postemployment Benefits” over the cash expense in respect of such post-retirement benefits and post-employment benefits, (f) all non-cash gains or losses incurred in connection with the disposition of assets, (g) all costs relating to hedging arrangements or the unwinding of hedging arrangements, (h) other non-cash expenses or charges, including asset retirement obligations and supplemental executive retirement obligations, (i) non-recurring expenses recognized for restructuring costs, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses, transition costs and litigation expenses (including judgment and settlement amounts relating to the Acquisition or any Business Acquisition), provided that any restructuring costs added back pursuant to this clause (i) (1) in respect of the Acquisition (x) shall not exceed $50,000,000 in the aggregate during the term of this Agreement and (y) shall be incurred within 18 months after the Closing Date, (2) in respect of all other restructuring costs shall not exceed $5,000,000 in any four fiscal quarter period and (3) in respect of litigation expenses shall not exceed $3,000,000 in the aggregate during the term of this Agreement, (j) restructuring or reorganization charges or reserves relating to the transactions contemplated by the Reorganization Plan, to the extent deducted in computing consolidated net income; provided that (i) the amounts added back in connection with claims by the New York State Department of Taxation and Finance shall not exceed $1,400,000 in the aggregate during the term of this Agreement, (ii) the amounts added back pursuant to this clause (j) (other than in respect of any amounts added back pursuant to clause (i) of this proviso) in respect of all fiscals quarter ending after the Closing Date shall not exceed $300,000 in the aggregate and (iii) no amounts may be added back pursuant to this clause (j) (other than in respect of any amounts added back pursuant to clause (i) of this proviso) in respect of any fiscal quarter ending after June 30, 2012, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (l) all non-recurring transactional costs and any fees or expenses incurred or paid by the Borrower or any of its Restricted Subsidiaries in connection with the Acquisition, the Refinancing, this Agreement and the other Loan Documents, the Second Lien Loan Documents, any Business Acquisition, the acquisition of any Capital Stock of CMP by a Group Member, the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) and the issuance of any Capital Stock (in each case, whether or not successful) permitted to be issued by this Agreement, (m) cost-savings and synergies projected by the Borrower in good faith to be realized as a result of the Acquisition (calculated on a pro forma basis as though such costs savings and synergies had been realized on the first day of the relevant Test Period), net of the amount of actual benefits realized in respect thereof, provided that the aggregate amount added back pursuant to this clause (m) shall not exceed (i) $51,900,000 in respect of the Test Period ending September 30, 2011, (ii) $38,900,000 in respect of the Test

Period ending December 31, 2011, (iii) $26,000,000 in respect of the Test Period ending March 31, 2012, (iv) $13,000,000 in respect of the Test Period ending June 30, 2012 and (v) $0 in respect of any Test Period ending thereafter, provided further that no cost savings and synergies shall be added back pursuant to this clause (m) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, (n) monitoring fees, management fees or similar fees paid to Affiliates during such period, in an aggregate amount not to exceed $2,500,000 in any fiscal year of the Borrower and (o) any charges, expenses and write-offs deducted in calculating consolidated net income for such period for purchase accounting adjustments; provided that Consolidated EBITDA shall be decreased by the amount of any dividends or distributions made to Parent to pay expenses that otherwise would have been expenses of the Borrower; provided further that Consolidated EBITDA for any such period shall exclude the cumulative effect of changes in GAAP or accounting principle(s) subsequent to the date hereof.

The financial results of Unrestricted Subsidiaries, joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such Unrestricted Subsidiaries, joint ventures and variable interest entities to the Borrower or any of its wholly-owned Restricted Subsidiaries.

For the purposes of calculating Consolidated EBITDA for any Test Period pursuant to any determination (i) if at any time during such Test Period, the Borrower or any Restricted Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period, the Borrower or any Restricted Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Test Period. As used in this Agreement, “Material Acquisition” means (i) the acquisition of any separate asset, business or lines of business for a purchase price (or in the case of a Permitted Asset Swap, the value of the assets subject to such Permitted Asset Swap) in excess of $25,000,000 and (ii) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary to the extent permitted hereunder; and “Material Disposition” means (i) any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $25,000,000 and (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary to the extent permitted hereunder. Calculations of Consolidated EBITDA shall take into account any identifiable cost savings from Material Acquisitions and Material Dispositions documented to the reasonable satisfaction of the Administrative Agent.

Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2010, December 31, 2010, March 31, 2011 and June 30, 2011, Consolidated EBITDA for such fiscal quarters shall be $108,747,636.00, $118,369,176.00, $71,575,260.00 and $109,719,433.30 respectively.

“Consolidated Senior Secured Debt”: as of any date of determination, Consolidated Total Indebtedness secured by a Lien on any of the assets of the Borrower or any of its Restricted Subsidiaries.

“Consolidated Senior Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date.

“Consolidated Senior Secured Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors up to a maximum amount of $50,000,000, in each case as of such date, to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date for which financial statements have been delivered.

“Consolidated Term Indebtedness”: as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations with respect to the Term Facility hereunder and Obligations (as defined in the Second Lien Credit Agreement) with respect to the Second Lien Facility) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; provided that Consolidated Term Indebtedness shall not include the outstanding principal amount of any loans of a revolving nature (including the Revolving Credit Loans).

“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of such date to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date for which financial statements have been delivered.

“Consolidated Total Net Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) less the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and the Subsidiary Guarantors up to a maximum amount of (i) $100,000,000 for purposes of Section 8.1 or (ii) $50,000,000 for all other purposes, in each case as of such date, to (b) Consolidated EBITDA for the Test Period most recently ended prior to such date for which financial statements have been delivered.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Borrower in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Borrower in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Crestview”: collectively, Crestview Radio Investors, LLC and its Affiliates.

“Debt Fund”: bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of business.

“Declined Prepayment Amount”: as defined in subsection 4.6(f).

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that, in the reasonable determination of the Administrative Agent, (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived in accordance with subsection 11.1, (b) has notified the Borrower or any Lender Party in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or waived in accordance with subsection 11.1), (c) has failed, within three Business Days after written request by the Administrative Agent, the Issuing Lender, the Swing Line Lender or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Discount Range”: as defined in subsection 4.23.

“Discounted Prepayment Option Notice”: as defined in subsection 4.23.

“Discounted Voluntary Prepayment”: as defined in subsection 4.23.

“Discounted Voluntary Prepayment Notice”: as defined in subsection 4.23.

“Disqualified Lenders”: those Persons whose primary business consists of broadcasting, local media and advertising who are identified in writing by the Borrower to the Administrative Agent prior to the Closing Date, as such list may be supplemented after the Closing Date as reasonably agreed by the Administrative Agent.

“Disqualified Person”: as defined in the definition of “Eligible Assignee”.

“Disqualified Stock”: with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is 180 days after the Term Loan Maturity Date (or, if later, the maturity date of any Extended Term Loans); provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of Parent or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Divestiture Trust”: a trust (a) created by or on behalf of the Borrower or any Restricted Subsidiary to hold and ultimately sell Broadcast Assets in conjunction with the Acquisition, any Business Acquisition or any sale or other disposition pursuant to Section 8.6(e) or (g) hereof to ensure compliance with the Communications Act or FCC rules and policies and (b) that is independently owned and managed by a Person unaffiliated with the Borrower or any Restricted Subsidiary.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower other than a Foreign Subsidiary.

“ECF Percentage”: 50%; provided, that, with respect to any fiscal year of the Borrower, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than 4.25 to 1.00 but greater than or equal to 3.50 to 1.00 and (b) 0% if the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is less than 3.50 to 1.0.

“Eligible Assignee”: (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund and (d) any other Person (other than Parent); provided that “Eligible Assignee” shall not in any event include (i) a natural person, (ii) a Disqualified Lender or (iii) any holding company, trust or investment vehicle for the primary benefit of a natural person (including relatives of such person), other than any such entity that (w) has not been formed for the primary purpose of acquiring Loans or Commitments under this Agreement, (x) is managed by a professional adviser (other than such natural person or any such relatives) having significant experience in the business of making or purchasing commercial loans, (y) has assets of greater than $25,000,000 and (z) has significant business activities that consist of making or purchasing (by assignment as principal) commercial loans and similar extensions of credit (any of the Persons described in clauses (i) through (iii) above, a “Disqualified Person”).

“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“Equity Contribution”: cash contributions to Parent made on the Closing Date in an aggregate amount of not less than $250,000,000.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414 of the Code.

“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during any Interest Period for any Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which JPMCB is offered Dollar deposits at or about 10:00 A.M., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations in respect of its Eurodollar Loans then are being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

“Eurodollar Lending Office”: the office of each Lender which shall be maintaining its Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirement

; provided that (i) in respect of any Term Loans that are Eurodollar Loans, the Eurodollar Rate shall be at all times not less than 1.25% and (ii) in respect of any Revolving Credit Loans that are Eurodollar Loans, the Eurodollar Rate shall be at all times not less than 1.00%.

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income of the Borrower for such period, adjusted to exclude any cash gains or losses attributable to any Asset Sale, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such consolidated net income, (iii) decreases in Consolidated Working Capital for such period, and (iv) the aggregate net amount of non cash loss on the disposition of property by the Borrower and its Restricted Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income less (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of the Borrower and its Restricted Subsidiaries made during such period (other than in respect of any revolving credit facility (including the Revolving Credit Facility) to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such period, (v) the aggregate net amount of non-cash gain on the disposition of property by the Borrower and its Restricted Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income, (vi) the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such period on account of professional fees that have not been deducted in the calculation of consolidated net income for such period and (viii) optional prepayments of the Second Lien Loans or any Second Lien Permitted Refinancing made in reliance on subsection 8.15(b)(ii) during such period.

“Excess Cash Flow Application Date”: as defined in subsection 4.6(c).

“Existing Letters of Credit”: as defined in subsection 3.3(c).

“Extended Revolving Credit Commitment”: as defined in subsection 4.24(a).

“Extended Term Loans”: as defined in subsection 4.24(a).

“Extension”: as defined in subsection 4.24(a).

“Extension Offer”: as defined in subsection 4.24(a).

“Facility”: each of (a) the Term Loan Commitments and Term Loans made thereunder (the “Term Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“FASB”: the Financial Accounting Standards Board

“FATCA”: Sections 1471 through 1474 of the Code, as of the date hereof, and any regulations or official interpretations thereof.

“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

“FCC Licenses”: a license issued by the FCC under Part 73 of Title 47 of the Code of Federal Regulations and held by the Borrower or any Restricted Subsidiary.

“Fee Letter”: that certain Fee Letter, dated as of March 9, 2011, among Parent, the Borrower, JPMorgan Chase Bank, N.A., JPMorgan Securities LLC, UBS Securities LLC, UBS Loan Finance LLC, Macquarie Capital (USA) Inc. and MIHI LLC.

“Foreign Subsidiary”: any Subsidiary of the Borrower (a) which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code), or (b) whose principal assets consist of capital stock or other equity interests of one or more Persons which conduct the major portion of their business outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and any Permitted Refinancings thereof and the Second Lien Loans and any Second Lien Permitted Refinancings.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree, upon the request of the Borrower or the Administrative Agent, respectively, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event a request for an amendment has been made pursuant to the prior sentence, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the date hereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government (including the FCC).

“Group Members”: collectively, the Borrower and any of its Restricted Subsidiaries.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by Parent, the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the pledge of (x) any of the outstanding Capital Stock of, or other equity interests in, any Subsidiary of the Borrower which is owned by a Foreign Subsidiary of the Borrower or (y) more than 66% of the outstanding voting stock of any “first tier” Foreign Subsidiary of the Borrower).

“Incremental Facility”: as defined in subsection 4.25(a).

“Incremental Facility Amendment”: as defined in subsection 4.25(b).

“Incremental Facility Closing Date”: as defined in subsection 4.25(b).

“Incremental Revolving Facility”: as defined in subsection 4.25(a).

“Incremental Term Facility”: as defined in subsection 4.25(a).

“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) obligations with respect to all letters of credit issued for the account of such Person, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations of such Person, (e) all indebtedness of such Person arising under bankers’ acceptance facilities, (f) all obligations of such Person in respect of Disqualified Stock and (g) for the purposes of Section 9(e) only, all obligations of such Person in respect of Swap Agreements; but, in each case, excluding (w) any working capital adjustments or earnouts in connection with any permitted Investment under subsection 8.7 or disposition of assets permitted under subsection 8.6, (x) customer deposits and interest payable thereon in the ordinary course of business and (y) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (x) and (y) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with

GAAP have been established on the books of such Person and (z) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness.

“Insolvent” or “Insolvency”: with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Loan Parties, the Administrative Agent and the Second Lien Administrative Agent, substantially in the form of Exhibit K.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swing Line Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the Borrowing Date or the effective date of the most recent conversion or continuation of such Eurodollar Loan, as the case may be, and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if made available by all relevant Lenders, any period not longer than twelve months) thereafter as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) the Borrower may not select an Interest Period under a particular Facility that would extend beyond the Revolving Credit Termination Date or beyond the Term Loan Maturity Date, as the case may be (or, with respect to any Extended Loan, the maturity date with respect thereto), or if the Revolving Credit Termination Date or Term Loan Maturity Date (or maturity date with respect to any Extended Loan), as applicable, shall not be a Working Day, on the next preceding Working Day;

(iii) if the Borrower shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.3);

(iv) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(v) the Borrower shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”: as defined in subsection 8.7.

“Issuing Lender”: JPMCB or any other Lender (or their respective Affiliates) which agrees to be an Issuing Lender and is designated by the Borrower and the Administrative Agent as an Issuing Lender, as issuer of Letters of Credit.

“JPMCB”: JPMorgan Chase Bank, N.A.

“L/C Application”: a letter of credit application in the Issuing Lender’s then customary form for the type of letter of credit requested.

“L/C Exposure”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 3.6.

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit and the L/C Application relating thereto.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit C hereto.

“Lease Obligations”: of the Borrower and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Borrower and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding Capital Lease Obligations.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lender Participation Notice”: as defined in subsection 4.23.

“Lender Party”: the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”: a letter of credit issued by an Issuing Lender pursuant to the terms of subsection 3.3.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement, the Intercreditor Agreement, any amendment or modification entered into in connection with any Incremental Facility or Extension and any Mortgage or other security document executed and delivered pursuant to the terms of subsection 7.10.

“Loans”: the collective reference to the Term Loans, the Revolving Credit Loans and the Swing Line Loans; individually, a “Loan”.

“Loan Parties”: Parent and each of its Restricted Subsidiaries that is a party, or which at any time becomes a party, to a Loan Document.

“Majority Revolving Lenders”: the holders of more than 50% of the Revolving Credit Commitments (or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding).

“Majority Term Lenders”: the holders of more than 50% of the Term Loan Commitments or, after the Closing Date, the aggregate unpaid principal amount of the Term Loans.

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, results of operations, property or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

“Minimum Extension Condition”: as defined in subsection 4.24(b).

“Minimum Tranche Amount”: as defined in subsection 4.24(b).

“Moody’s”: Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties”: the Properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust (if any) made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Loan Party or any ERISA Affiliate has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which such Loan Party or ERISA Affiliate is a party.

“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) actually received by any Group Member, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account (i) any available tax credits or deductions that would not otherwise have been utilized during the taxable period during which such Asset Sale or Recovery Event occurs and (ii) any tax sharing arrangements with a Person other than Parent or any of its Restricted Subsidiaries) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the proceeds thereof in the form of cash and Cash Equivalents received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Broadcast Assets”: as defined in subsection 8.6(e).

“Non-Excluded Taxes”: as defined in subsection 4.20(a).

“Non-Significant Subsidiary”: at any time, any Restricted Subsidiary (other than any Broadcast License Subsidiary) which (i) at such time has total assets (including the total assets of any of its Subsidiaries), together with the total assets of any other Restricted Subsidiaries that are Non-Significant Subsidiaries, of less than 5% of the total assets of the Borrower and its Restricted Subsidiaries and (ii) has accrued revenues (including the accrued revenues of any of its Subsidiaries), together with the accrued revenues of any other Restricted Subsidiaries that are Non-Significant Subsidiaries, for the most recently ended twelve-month period of less than 5% of the total revenues of the Borrower and its Restricted Subsidiaries.

“Non-U.S. Lender”: as defined in subsection 4.20(g).

“Notes”: the collective reference to any promissory notes evidencing Loans.

“Obligations”: the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or any Lenders (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender) (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Loan Documents, any Letter of Credit or L/C Application, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, other fees, indemnities, costs, expenses (including all fees and disbursements of counsel to the Administrative Agent or any Lender or any such Affiliate) or otherwise.

“Offered Loans”: as defined in subsection 4.23.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to tax or penalties applicable thereto.

“Parent”: as defined in the preamble hereto.

“Parent Entity”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant Register”: as defined in subsection 11.6(b).

“Participants”: as defined in subsection 11.6(b).

“Participating Lender”: any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: any acquisition permitted by subsection 8.7(k).

“Permitted Asset Swap”: as defined in subsection 8.6(q).

“Permitted Owner”: (a) the Principal, (b) with respect to the Principal, (i) any spouse or immediate family member of the Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Principal and/or such other Persons referred to in the immediately preceding clause (b)(i), (c) Crestview, (d) MIHI LLC, (e) UBS or (f) any Person Controlled by, or under common Control with, the Principal, Crestview, MIHI LLC or UBS.

“Permitted Refinancing”: with respect to all or any portion of any Indebtedness, any modification, refinancing, refunding, renewal or extension of such Indebtedness; provided that (i) the principal amount thereof does not exceed the principal amount of the Indebtedness so modified, refinanced, refunded, renewed or extended (plus any accrued but unpaid interest, fees and redemption premiums payable by the terms of such Indebtedness thereon and reasonable expenses incurred in connection therewith), (ii) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to subsection 8.2(j), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions of any such modified, refinanced, refunded, renewed or extended Indebtedness are market terms on the date of issuance (as determined in good faith by the Borrower) or are not, taken as a whole, materially more restrictive than the covenants and events of default contained in this Agreement (as determined in good faith by the Borrower), provided that if such Indebtedness contains any financial maintenance covenants, such covenants shall not be tighter than those contained in this Agreement, (v) such modification, refinancing, refunding, renewal or extension shall not be incurred by a Person who is not a Subsidiary Guarantor (unless such Indebtedness being refinanced was originally incurred or guaranteed by a Person who was not a Subsidiary Guarantor), (vi) at the time thereof, no Default or Event of Default shall have occurred and be continuing and (vii) to the extent that the Liens securing the Indebtedness being refinanced are subordinated to the Liens securing the Obligations, any Lien securing such refinancing Indebtedness is subordinated to the Liens securing the Obligations on terms at least as favorable (when taken as a whole) to the Lenders as those contained in the applicable subordination language (if any) for the Indebtedness being refinanced; provided further that with respect to any Permitted Refinancing of the Facilities (any such Permitted Refinancing Indebtedness, “Loan Refinancing Debt”), (x) other than amortization, pricing or maturity date, such Loan Refinancing Debt shall, with respect to all periods prior to the latest maturity date of Loans outstanding at the time of incurrence of such Loan Refinancing Debt, have the same terms as the Term Facility or Revolving Credit Facility, as applicable, or (taken as a whole) such terms that are not materially more favorable to the lenders providing such Loan Refinancing Debt than those applicable to the Term Facility or Revolving Credit Facility, as applicable, and (y) any Loan Refinancing Debt that is secured shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) in respect of which any Loan Party or any ERISA Affiliate is, or if such Plan were terminated, would under Section 4062 or 4069 of ERISA be deemed to be, an “employer” (as defined in Section 3(5) of ERISA).

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Preferred Stock”: any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution or winding up.

“Principal”: Lewis W. Dickey, Jr.

“Pro Forma Balance Sheet”: as defined in subsection 5.1.

“Pro Forma Income Statement”: as defined in subsection 5.1.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Properties”: each parcel of real property currently or previously owned or operated by any Group Member.

“Proposed Discounted Prepayment Amount”: as defined in subsection 4.23.

“Qualifying Lender”: as defined in subsection 4.23.

“Qualifying Loan”: as defined in subsection 4.23.

“Radio Holdings Preferred Stock”: the shares of Series A Preferred Stock, $0.01 par value per share, of CMP Susquehanna Radio Holdings Corp. outstanding as of the Closing Date.

“Rating Agencies”: Moody’s and S&P, or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility”: any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Subsidiary”: any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinancing”: the repayment or other retirement or redemption of the Radio Holdings Preferred Stock and existing indebtedness of the Acquired Business, Parent and their respective Subsidiaries.

“Refunded Swing Line Loans “: as defined in subsection 3.7.

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U of the Board, as from time to time in effect.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Proceeds received by the Borrower or any Subsidiary in connection therewith that are not applied to prepay the Term Loans pursuant to subsection 4.6(b).

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has exercised its Reinvestment Rights in accordance with subsection 4.6(b).

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair assets useful in the business of the Borrower or any Restricted Subsidiary.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if the Borrower enters into a legally binding commitment to reinvest the Net Proceeds from such Reinvestment Event within such 12-month period, the date that is 12 months after entry into such legally binding commitment) and (b) the date on which the Borrower shall have conclusively determined not to acquire, improve or repair assets useful in the Borrower’s or any Restricted Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reinvestment Rights”: if no Event of Default has occurred and is continuing at the time of receipt of Net Proceeds of a Reinvestment Event, except as provided in subsection 8.6(e) or subsection 8.10, the right of the Borrower (directly or indirectly through a Restricted Subsidiary) to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair assets useful in its business.

“Related Document”: any agreement, certificate, document or instrument relating to a Letter of Credit.

“Reorganization”: with respect to a Multiemployer Plan, the condition that such plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reorganization Plan”: the Second Modified Joint Plan of Reorganization of the Acquired Business under Chapter 11 of the Bankruptcy Code, dated May 10, 2010 as in effect on the date of the confirmation thereof pursuant to the Confirmation Order and as may be amended thereafter in accordance with the terms thereof and the Bankruptcy Code.

“Reportable Event”: any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the date hereof.

“Required Lenders”: at a particular time Lenders that hold more than 50% of (a) the aggregate then outstanding principal amount of the Term Loans and (b) the Revolving Credit Commitments or if the Revolving Credit Commitments have been cancelled (i) the aggregate then outstanding principal amount of the Revolving Credit Loans, (ii) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit, (iii) the aggregate then outstanding principal amount of Revolving L/C Obligations and (iv) the aggregate amount represented by the agreements of the Lenders in subsections 3.7(b) and (d) with respect to the Swing Line Loans then outstanding or the Swing Line Loan Participation Certificates then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer or the chief operating officer of the Borrower or, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in subsection 8.8.

“Restricted Subsidiary”: any Subsidiary of Parent other than an Unrestricted Subsidiary. Unless the context otherwise requires, all references to “Restricted Subsidiary” in this Agreement and the other Loan Documents shall be deemed to be a reference to a Restricted Subsidiary of the Borrower.

“Revolving Credit Commitment”: as to any Lender, its obligations to make Revolving Credit Loans to the Borrower pursuant to subsection 3.1, and to purchase its L/C Participating Interest in any Letter of Credit in an aggregate amount not to exceed at any time the amount set forth opposite such Lender’s name in Schedule 1.1A under the heading “Revolving Credit Commitment” and in an aggregate amount not to exceed at any time the amount equal to such Lender’s Revolving Credit Commitment Percentage of the aggregate Revolving Credit Commitments, as the aggregate Revolving Credit Commitments may be reduced or adjusted from time to time pursuant to this Agreement; collectively, as to all the Lenders, the “Revolving Credit Commitments”. The Revolving Credit Commitments as of the Closing Date shall be $300,000,000.

“Revolving Credit Commitment Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment constitutes of all of the Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) (or, if the Revolving Credit Commitments shall have been terminated, the percentage of the outstanding Aggregate Revolving Credit Extensions of Credit and Swing Line Loans constituted by such Lender’s Aggregate Revolving Credit Extensions of Credit and

participating interest in Swing Line Loans giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date.

“Revolving Credit Facility”: as defined in the definition of “Facility”.

“Revolving Credit Loan” and “Revolving Credit Loans”: as defined in subsection 3.1.

“Revolving Credit Termination Date”: the earlier of (i) September 16, 2016 and (ii) any other date on which the Revolving Credit Commitments shall terminate hereunder.

“Revolving L/C Obligations”: the obligations of the Borrower to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Borrower pursuant to subsection 3.6.

“Revolving Lender”: each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.

“S&P”: Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“SEC Filings”: any public filings that Parent or the Acquired Business has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Closing Date.

“Second Lien Administrative Agent”: JPMorgan Chase Bank, N.A., as second lien administrative agent under the Second Lien Loan Documents, and its successors and assigns.

“Second Lien Credit Agreement”: the Second Lien Credit Agreement, dated as of the date hereof, among Parent, the Borrower, the lenders party thereto, the Second Lien Administrative Agent and the other agents party thereto.

“Second Lien Facility”: the “Facility” as defined in the Second Lien Credit Agreement.

“Second Lien Guarantee and Collateral Agreement”: the Second Lien Guarantee and Collateral Agreement, dated as of the date hereof, among the Loan Parties and the Second Lien Administrative Agent.

“Second Lien Incremental Facilities”: the “Incremental Facilities” as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents”: collectively, (a) the Second Lien Credit Agreement, (b) the Second Lien Security Documents, (c) any promissory note evidencing the loans under the Second Lien Credit Agreement, and (d) any amendment, waiver, supplement or other modification to any of the documents in clauses (a) through (c).

“Second Lien Loans”: the “Loans” as such term is defined in the Second Lien Credit Agreement.

“Second Lien Permitted Refinancing”: any Indebtedness in respect of any refinancing of the Second Lien Loans permitted under subsection 8.2(a)(ii).

“Second Lien Security Documents”: (a) the Second Lien Guarantee and Collateral Agreement, (b) the mortgages executed by any Loan Party which provide the Second Lien Administrative Agent, for the benefit of the lenders under the Second Lien Credit Agreement, a second priority lien on the Mortgaged Properties, and (c) all other security documents delivered after the date hereof to the Second Lien Administrative Agent granting a lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Second Lien Loan Document.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Notes”: the senior notes issued under and as defined in that certain Indenture dated as of March 13, 2011 among Parent, the Subsidiaries of Parent party thereto and U.S. Bank National Association, as trustee (as amended, modified or supplemented from time to time).

“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) “present fair saleable value” and “liabilities of such Person, contingent or otherwise” shall, in each case, be determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof.

“Specified Equity Contribution”: as defined in subsection 8.1.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates, currency exchange rates or commodity prices entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Standby L/C”: an irrevocable standby or direct pay Letter of Credit under which the Issuing Lender agrees to make payments in Dollars for the account of the Borrower on behalf of the Borrower or any Restricted Subsidiary thereof, in respect of obligations of the Borrower or a Restricted Subsidiary thereof incurred for general corporate purposes, including for insurance purposes or in respect of advance payments or as bid or performance bonds.

“Station”: a broadcast radio station operated pursuant to an FCC License.

“Subordinated Indebtedness”: any Indebtedness of the Borrower or its Restricted Subsidiaries which is subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of Capital Stock or other equity interests having ordinary voting power (other than Capital Stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: any Restricted Subsidiary which enters into the Guarantee and Collateral Agreement pursuant to clause (a) of subsection 6.1 or subsection 7.10(a) (it being understood and agreed that no Foreign Subsidiary of the Borrower shall, in any case, enter into the Guarantee and Collateral Agreement pursuant to subsection 7.10(a)).

“Suspension Period”: any day on which no Revolving Credit Loans, Swing Line Loans, Revolving L/C Obligations or Letters of Credit are outstanding, other than Letters of Credit that have been Cash Collateralized on terms reasonably satisfactory to the Administrative Agent in an amount equal to at least 103% of the undrawn amount thereof.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swing Line Commitment”: JPMCB’s obligation to make Swing Line Loans pursuant to subsection 3.7.

“Swing Line Exposure”: at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time. The Swing Line Exposure of any Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender”: at any time the Lender then having an obligation to make Swing Line Loans under this Agreement.

“Swing Line Loan” and “Swing Line Loans”: as defined in subsection 3.7(a).

“Swing Line Loan Participation Certificate”: a certificate in substantially the form of Exhibit F hereto.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Facility”: as defined in the definition of “Facility”.

“Term Lender”: each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan”: as defined in subsection 2.1.

“Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1A. The Term Loan Commitment as of the Closing Date shall be $1,325,000,000.

“Term Loan Commitment Percentage”: as to any Lender, the percentage which such Lender’s Term Loan constitutes of the aggregate then outstanding principal amount of Term Loans.

“Term Loan Maturity Date”: September 16, 2018 or if such day is not a Business Day, the first Business Day thereafter.

“Term Loan Standstill Period”: as defined in Section 9(c).

“Test Period”: the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable.

“Transactions”: the Acquisition, the Refinancing, the entering into of the Loan Documents and the initial borrowings hereunder, the entering into of the Second Lien Loan Documents and the borrowings thereunder and the payments of fees, commissions and expenses in connection with each of the foregoing.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UBS”: collectively, UBS Securities LLC and its Affiliates.

“UCC”: the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial

Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Subsidiary”: any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to subsection 7.14.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Day”: any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in the Notes, any other Loan Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under ASC 825 “Financial Instruments” (or any other ASC having a similar result or effect) to value any Indebtedness or other liabilities of Parent, the Borrower or any Subsidiary at “fair value”, as defined therein.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) (i) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(d) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF THE TERM LOAN COMMITMENTS

2.1 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan (a “Term Loan”) to the Borrower on the Closing Date in an amount equal to the Term Loan Commitment of such Lender as set forth opposite such Lender’s name on Schedule 1.1A. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Term

Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 4.1 and 4.3.

2.2 Repayment of Term Loans. The Borrower shall repay the Term Loans in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, the Term Loan Maturity Date), commencing on March 31, 2012, each of which installments shall be in an aggregate principal amount equal to 0.25% of the original aggregate principal amount of the Term Loans; provided that with respect to the installment payable on the Term Loan Maturity Date, such installment shall be in an amount equal to the then outstanding principal amount of the Term Loans.

2.3 Proceeds of Term Loans. The Borrower shall use the proceeds of the Term Loans to finance, in part, the Acquisition and the Refinancing and to pay fees, commissions and expenses in connection therewith.

SECTION 3. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

3.1 Revolving Credit Commitments . (a) Subject to the terms and conditions hereof, each Lender severally agrees to extend credit, in an aggregate amount not to exceed such Lender’s Revolving Credit Commitment, to the Borrower from time to time on any Borrowing Date during the Revolving Credit Commitment Period by purchasing an L/C Participating Interest in each Letter of Credit issued by the Issuing Lender and by making loans to the Borrower (“Revolving Credit Loans”) from time to time. Notwithstanding the foregoing, in no event shall (i) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if, after giving effect to such making or issuance and the use of proceeds thereof as irrevocably directed by the Borrower, the sum of the Aggregate Revolving Credit Extensions of Credit and the aggregate outstanding principal amount of the Swing Line Loans would exceed the aggregate Revolving Credit Commitments or if subsection 3.7 would be violated thereby, (ii) any Revolving Credit Loan or Swing Line Loan be made, or any Letter of Credit be issued, if the amount of such Loan to be made or any Letter of Credit to be issued would, after giving effect to the use of proceeds, if any, thereof, exceed the Available Revolving Credit Commitments or (iii) Revolving Credit Loans in excess of $300,000,000 in the aggregate be made on the Closing Date (unless otherwise agreed to by all of the Arrangers). During the Revolving Credit Commitment Period, the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans or Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof, and/or by having the Issuing Lenders issue Letters of Credit, having such Letters of Credit expire undrawn upon or if drawn upon, reimbursing the relevant Issuing Lender for such drawing, and having the Issuing Lenders issue new Letters of Credit. The Revolving Credit Loans may from time to time be (a) Eurodollar Loans or (b) ABR Loans or (c) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with subsections 4.1 and 4.3.

(b) Each borrowing of Revolving Credit Loans pursuant to the Revolving Credit Commitments shall be in an aggregate principal amount of the lesser of (i) $1,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) the Available Revolving Credit Commitments, except that any borrowing of a Revolving Credit Loan to be used solely to pay a like amount of Swing Line Loans may be in the aggregate principal amount of such Swing Line Loans.

3.2 Proceeds of Revolving Credit Loans. The Borrower shall use the proceeds of the Revolving Credit Loans (a) on the Closing Date to finance, in part, the Acquisition and the Refinancing and to pay fees, commissions and expenses in connection therewith and (b) thereafter to (i) make payments to the Issuing Lender to reimburse the Issuing Lender for drawings made under the Letters of

Credit, (ii) repay Swing Line Loans and Revolving Credit Loans after the Closing Date, and (iii) finance the general working capital needs and general corporate purposes of the Borrower or any of its Subsidiaries.

3.3 Issuance of Letters of Credit. (a) The Borrower may from time to time request any Issuing Lender to issue a Letter of Credit, which may be either a Standby L/C or a Commercial L/C, by delivering to the Administrative Agent at its address specified in subsection 11.2 and the Issuing Lender an L/C Application completed to the satisfaction of the Issuing Lender, together with the proposed form of the Letter of Credit (which shall comply with the applicable requirements of paragraph (b) below) and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request; provided that if the Issuing Lender informs the Borrower that it is for any reason unable to open such Letter of Credit, the Borrower may request another Lender to open such Letter of Credit upon the same terms offered to the initial Issuing Lender and if such other Lender agrees to issue such Letter of Credit each reference to the Issuing Lender for purposes of the Loan Documents shall be deemed to be a reference to such Lender.

(b) Each Letter of Credit issued hereunder shall, among other things, (i) be in such form requested by the Borrower as shall be acceptable to the Issuing Lender in its sole discretion and (ii) have an expiry date occurring not later than the earlier of (w) 365 days after the date of issuance of such Letter of Credit (or, in the case of a renewal or extension, 365 days after such renewal or extension) and (x) 15 Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit with a one year term may provide for the renewal thereof for additional one year periods (but not beyond the date that is 15 Business Days prior to the Revolving Credit Termination Date, except to the extent Cash Collateralized or backstopped (including as provided herein) pursuant to arrangements reasonably acceptable to the relevant Issuing Lenders, in each case for all relevant period beyond the date that is 15 Business Days prior to the Revolving Credit Termination Date). Unless otherwise expressly agreed by the Issuing Lender, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the “International Standby Practices 1998 published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) or the rules of the Uniform Customs and Practice for Documentary Credit, as most recently published by the International Chamber of Commerce (the “UCP Rules”) shall apply to each Standby L/C, and (ii) the UCP Rules shall apply to each Commercial L/C.

(c) The letters of credit set forth on Schedule 3.1 which remain outstanding on the Closing Date (the “Existing Letters of Credit”) shall be deemed to be Letters of Credit issued under this Agreement on the Closing Date. Without limiting the foregoing (i) each such Existing Letter of Credit shall be included in the calculation of the L/C Exposure, (ii) all liabilities of the Borrower and the other Loan Parties with respect to such Existing Letters of Credit shall constitute Obligations and (iii) each Lender shall have reimbursement obligations with respect to such Existing Letters of Credit as provided in subsection 3.6(b).

(d) If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, (x) outstanding Revolving Credit Loans shall be repaid pursuant to subsection 4.5 on such maturity date in an amount sufficient to permit the reallocation of the L/C Exposure relating to the outstanding Letters of Credit contemplated by clause (y) below and (y) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to subsection 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that (A) the participations therein of Revolving Lenders under the maturing tranche shall be correspondingly released and (B) no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), but without limiting the obligations with respect thereto, the Borrower shall Cash Collateralize any such Letter of Credit. If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit; provided that, notwithstanding anything to the contrary contained herein, upon any subsequent repayment of the Revolving Loans, the reallocation set forth in clause (i) shall automatically occur to the extent of such repayment (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit under any tranche of Revolving Credit Commitments that has not so then matured shall be as agreed with the Lenders under such extended tranche; provided that in no event shall such sublimit be less than the sum of (x) the L/C Exposure of the Revolving Lenders under such extended tranche immediately prior to such maturity date and (y) the face amount of the Letters of Credit reallocated to such extended tranche pursuant to clause (i) above (assuming Revolving Credit Loans are repaid in accordance with clause (i)(x)).

(e) In the event of any conflict between the terms hereof and the terms of any L/C Application, the terms hereof shall control.

3.4 Participating Interests. Effective in the case of each Letter of Credit opened by the Issuing Lender as of the date of the opening thereof, the Issuing Lender agrees to allot and does allot, to itself and each other Lender, and each Lender severally and irrevocably agrees to take and does take in such Letter of Credit and the related L/C Application, an L/C Participating Interest in a percentage equal to such Lender’s Revolving Credit Commitment Percentage.

3.5 Procedure for Opening Letters of Credit. Upon receipt of any L/C Application from the Borrower in respect of a Letter of Credit, the Issuing Lender will promptly notify the Administrative Agent thereof. The Issuing Lender will process such L/C Application, and the other certificates, documents and other papers delivered to the Issuing Lender in connection therewith, upon receipt thereof in accordance with its customary procedures and, subject to the terms and conditions hereof, shall promptly open such Letter of Credit by issuing the original of such Letter of Credit to the beneficiary thereof and by furnishing a copy thereof to the Borrower; provided that no such Letter of Credit shall be issued (a) if the amount of such requested Letter of Credit, together with the sum of (i) the aggregate unpaid amount of Revolving L/C Obligations outstanding at the time of such request and (ii) the maximum aggregate amount available to be drawn under all Letters of Credit outstanding at such time, would exceed $30,000,000 or (b) if subsection 3.1 would be violated thereby.

3.6 Payments in Respect of Letters of Credit. (a) The Borrower agrees to reimburse the Issuing Lender, through the Administrative Agent, for any payment made by the Issuing Lender under any Letter of Credit not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice. Interest shall be payable on any such unreimbursed amounts from the date of such payment until reimbursement in full thereof at a rate per annum equal to (A) until the Business Day next succeeding the date on which the relevant notice is received by the Borrower, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for Revolving Credit Loans which are ABR Loans plus 2%.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor in accordance with the terms of this Agreement (or in the event that any reimbursement received by the Issuing Lender shall be required to be returned by it at any time), the Issuing Lender will promptly notify each other Lender with a Revolving Credit Commitment through the Administrative Agent. Forthwith upon its receipt of any such notice, each other Lender with a Revolving Credit Commitment will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other Lender’s pro rata share of the Revolving L/C Obligation arising from such unreimbursed payment. Upon its receipt from such other Lender of such amount and a request of such Lender, the Issuing Lender will complete, execute and deliver to such other Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c) Whenever, at any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any other Lender such other Lender’s pro rata share of the Revolving L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such Revolving L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other Lender, through the Administrative Agent, its pro rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

3.7 Swing Line Commitment. (a) Subject to the terms and conditions hereof, JPMCB agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed $30,000,000; provided that at no time may the sum of the aggregate outstanding principal amount of the Swing Line Loans and the Aggregate Revolving Credit Extensions of Credit exceed the Revolving Credit Commitments. Amounts borrowed by the Borrower under this subsection may be repaid and, through but excluding the Revolving Credit Termination Date, reborrowed. The Swing Line Loans shall be ABR Loans, and shall not be entitled to be converted into Eurodollar Loans. The Borrower shall give JPMCB irrevocable notice (which notice must be received by JPMCB prior to 1:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of each requested Swing Line Loan, which shall be in the minimum amount of $250,000 or a whole multiple thereof. The proceeds of each Swing Line Loan will be made available by JPMCB to the Borrower by crediting the account of the Borrower at JPMCB with such proceeds. The proceeds of Swing Line Loans may be used solely for the purposes referred to in subsection 3.2.

(b) JPMCB at any time in its sole and absolute discretion may, and on the thirtieth day (or if such day is not a Business Day, the next Business Day) after the Borrowing Date with respect to any Swing Line Loans shall, on behalf of the Borrower (which hereby irrevocably directs JPMCB to act on its behalf), request each Lender, including JPMCB, to make a Revolving Credit Loan (which shall be initially an ABR Loan) in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given. Unless any of the events described in Section 9(f) shall have occurred (in which event the procedures of clause (c) of this subsection shall apply) each Lender shall make the proceeds of its

Revolving Credit Loan available to JPMCB for the account of JPMCB at the office of JPMCB located at 270 Park Avenue, New York, New York 10017 prior to 12:00 Noon (New York City time) in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Line Loans.

(c) If prior to the making of a Revolving Credit Loan pursuant to clause (b) of this subsection one of the events described in Section 9(f) shall have occurred, each Lender will, on the date such Loan would otherwise have been made, purchase an undivided participating interest in the Refunded Swing Line Loans in an amount equal to its Revolving Credit Commitment Percentage of such Refunded Swing Line Loans. Each Lender will immediately transfer to JPMCB, in immediately available funds, the amount of its participation and upon receipt thereof JPMCB will deliver to such Lender a Swing Line Loan Participation Certificate dated the date of receipt of such funds and in such amount.

(d) Whenever, at any time after JPMCB has received from any Lender such Lender’s participating interest in a Swing Line Loan, JPMCB receives any payment on account thereof, JPMCB will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by JPMCB is required to be returned, such Lender will return to JPMCB any portion thereof previously distributed by JPMCB to it in like funds as such payment is required to be returned by JPMCB.

(e) If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in subsection 3.3(d)), there shall exist sufficient unutilized Extended Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

3.8 Participations. Each Lender’s obligation to purchase participating interests pursuant to subsection 3.4 and clauses (b) and (c) of subsection 3.7 is absolute and unconditional as set forth in subsection 4.14.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Procedure for Borrowing by the Borrower. (a) The Borrower may borrow under the Commitments on any Working Day, if the borrowing is of Eurodollar Loans, or on any Business Day, if the borrowing is of ABR Loans. With respect to any borrowings, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) with respect to any Loans to be made on the Closing Date (x) prior to 1:00 P.M., New York City time three Working Days prior to the Closing Date if all or any part of the Loans are to be Eurodollar Loans1 and (y) prior to 9:00 A.M. New York City time on the Closing Date if the borrowing is to be solely of ABR Loans and (ii) with respect to any Loans to be made after the Closing Date, prior to 1:00 P.M., New York City time, (x) three Working Days prior to the requested Borrowing Date if all or any part of the Loans are to be Eurodollar Loans and (y) one Business Day prior to the requested Borrowing Date if the borrowing is to be solely of ABR Loans) specifying (A) the amount of the borrowing, (B) whether such Loans are initially to be Eurodollar Loans or ABR Loans, or a combination thereof, (C) if the borrowing is to be entirely or partly Eurodollar Loans, the length of the Interest Period for such Eurodollar Loans, and (D) if the borrowing is to be made after the Closing Date, the amount of such borrowing to be constituted by Revolving Credit Loans. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender (which notice shall in any event be delivered to each Lender by 4:00 P.M., New York City time, on such date or, in the case of Loans to be made on the Closing Date, promptly following receipt thereof by the Administrative Agent). Not later than 12:00 Noon, New York City time, on the Borrowing Date specified in such notice, each Lender shall make available to the Administrative Agent at the office of the Administrative Agent specified in subsection 11.2 (or at such other location as the Administrative Agent may direct) an amount in immediately available funds equal to the amount of the Loan to be made by such Lender. Subject to subsection 3.7(b), Loan proceeds received by the Administrative Agent hereunder shall promptly be made available to the Borrower by the Administrative Agent’s crediting the account of the Borrower, at the office of the Administrative Agent specified in subsection 11.2, with the aggregate amount actually received by the Administrative Agent from the Lenders and in like funds as received by the Administrative Agent.

(b) Any borrowing of Eurodollar Loans by the Borrower hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (i) the aggregate principal amount of all Eurodollar Loans having the same Interest Period shall not be less than $1,000,000, or a whole multiple of $1,000,000 in excess thereof, and (ii) no more than five Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Term Loans and no more than five Interest Periods shall be in effect at any one time with respect to Eurodollar Loans which are Revolving Credit Loans.

4.2 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of each Revolving Credit Loan of such Lender (other than any Revolving Credit Loan made under any Extended Revolving Credit Commitment) on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9), (ii) the then unpaid principal amount of the Term Loan of such Lender (other than Extended Term Loans), in accordance with the applicable amortization schedule set forth in subsection 2.2 (or the then unpaid principal amount of such Term Loans, on the date that any or all of the Loans become due and payable pursuant to Section 9), (iii) the then unpaid principal amount of each Revolving Credit Loan under an Extended Revolving Credit Commitment of such Lender on the respective maturity date applicable thereto (or such earlier date on which the Loans become due and payable pursuant to Section 9) and (iv) the then unpaid principal amount of any Extended Term Loan of such Lender, in accordance with the amortization schedule and maturity date applicable thereto (or the then unpaid principal amount of such Extended Term Loan, on the date that any or all of the Loans become due and payable pursuant to Section 9). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.7.

[1]	Note: If Loans to be made on the Closing Date include Eurodollar Loans, Borrowing Notice must include indemnity agreement re: breakage costs.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.2(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

4.3 Conversion Options. The Borrower may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 4.3, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans (other than Swing Line Loans) may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $1,000,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

4.4 Changes of Commitment Amounts. (a) The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate or, from time to time, reduce the Revolving Credit Commitments subject to the provisions of this subsection 4.4. To the extent, if any, that the sum of the amount of the Revolving Credit Loans, Swing Line Loans, and Revolving L/C Obligations then outstanding and the amounts available to be drawn under outstanding Letters of Credit exceeds the amount of the Revolving Credit Commitments as then reduced, the Borrower shall be required to make a prepayment equal to such excess amount, the proceeds of which shall be applied first, to payment of the Swing Line Loans then outstanding, second, to payment of the Revolving Credit Loans then outstanding, third, to payment of any Revolving L/C Obligations then outstanding, and last, to Cash Collateralize any outstanding Letters of Credit. Any such termination of the Revolving Credit Commitments shall be accompanied by prepayment in full of the Revolving Credit Loans, Swing Line Loans and Revolving L/C Obligations then outstanding and by Cash Collateralization of any outstanding

Letter of Credit. Upon termination of the Revolving Credit Commitments any Letter of Credit then outstanding which has been so Cash Collateralized shall no longer be considered a “Letter of Credit”, as defined in subsection 1.1 and any L/C Participating Interests heretofore granted by the Issuing Lender to the Lenders in such Letter of Credit shall be deemed terminated (subject to automatic reinstatement in the event that such Cash Collateral is returned and the Issuing Lender is not fully reimbursed for any such Revolving L/C Obligations) but the Letter of Credit fees payable under subsection 4.11 shall continue to accrue to the Issuing Lender (or, in the event of any such automatic reinstatement, as provided in subsection 4.11) with respect to such Letter of Credit until the expiry thereof.

(b) Interest accrued on the amount of any partial prepayment pursuant to this subsection 4.4 to the date of such partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. In the case of the termination of the Revolving Credit Commitments, interest accrued on the amount of any prepayment relating thereto and any unpaid commitment fee accrued hereunder shall be paid on the date of such termination. Any such partial reduction of the Revolving Credit Commitments shall be in an amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments.

4.5 Optional Prepayments. (a) The Borrower may at any time and from time to time prepay Loans, in whole or in part, upon at least one Business Days’ irrevocable notice to the Administrative Agent in the case of ABR Loans and two Working Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 4.16. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 4.5 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Any amount prepaid on account of Term Loans may not be reborrowed. Partial prepayments of the Term Loans pursuant to this subsection 4.5 shall be applied as directed by the Borrower.

(b) In the event of any prepayment of Term Loans made with the proceeds of any Indebtedness (other than proceeds of Revolving Credit Loans) having a lower effective yield (taking into account applicable interest rate, including floors, original issue discount (“OID”) and fees, with OID and fees being equated to interest rate based on a four-year life to maturity) than the effective yield (taking into account applicable interest rate, including floors, OID and fees, with OID and fees being equated to interest rate based on a four-year life to maturity) for the Term Loans on or prior to the first anniversary of the Closing Date, the Borrower shall pay to the applicable Lenders with respect to such Term Loans a prepayment premium equal to 1% of the principal amount of the Term Loans so prepaid.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under this subsection 4.5 if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

4.6 Mandatory Prepayments . (a) In the event of any incurrence of Indebtedness by any Group Member (other than Indebtedness of any Group Member permitted to be issued under subsection 8.2 (other than with respect to any issuance of Senior Notes permitted under clause (h)

thereof)), an amount equal to 100% of the Net Proceeds of such Indebtedness incurrence shall on the date of such Indebtedness incurrence be applied to the prepayment of the Term Loans as set forth in subsection 4.6(d).

(b) In the event of receipt by any Group Member of Net Proceeds from any Asset Sale or Recovery Event (in excess of $7,500,000 in the aggregate for all Asset Sales and Recovery Events per fiscal year) by any Group Member then, unless the Borrower exercises its Reinvestment Rights in respect thereof, an amount equal to 100% of the Net Proceeds of such Asset Sale or Recovery Event shall on the date of such receipt be applied to the prepayment of the Term Loans as set forth in subsection 4.6(d); provided that notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in subsection 4.6(d).

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2012, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans the ECF Percentage of such Excess Cash Flow less (solely to the extent not funded by the proceeds of Indebtedness) (x) the aggregate amount of all optional prepayments of Term Loans pursuant to subsection 4.5 or subsection 4.23 made during such fiscal year (provided that with respect to any prepayment pursuant to subsection 4.23, the aggregate amount of such prepayment for purposes of this clause shall be the amount of the Borrower’s cash payment in respect of such prepayment) and (y) the aggregate amount of all optional repayments of Revolving Credit Loans pursuant to subsection 4.5 made during such fiscal year that are accompanied by an equivalent permanent reduction in the Revolving Credit Commitments. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in subsection 7.1, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) Partial prepayments of the Term Loans pursuant to subsection 4.6 shall be applied first, to the next eight installments thereof scheduled to be paid in direct order, and second, to the remaining installments on a pro rata basis (other than the repayment to be made on the Term Loan Maturity Date); provided that prepayments of Eurodollar Loans pursuant to this subsection 4.6, if not on the last day of the Interest Period with respect thereto, shall, at the Borrower’s option, as long as no Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 4.19 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Borrower) shall be deposited with the Administrative Agent as Cash Collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such Cash Collateral shall be paid to the Borrower.

(e) Except as set forth in subsection 4.19, all payments made under this subsection 4.6 will be without penalty or premium.

(f) Notwithstanding anything to the contrary contained in this subsection 4.6, if any Term Lender shall notify the Administrative Agent (i) on the date of such prepayment, with respect to any prepayment under subsection 4.6(a) or (b) or (ii) at least one Business Day prior to the date of a prepayment under subsection 4.6(c) that it wishes to decline its share of such prepayment, such share (the “Declined Prepayment Amount”) shall be applied by the Borrower to the mandatory prepayment of the

Second Lien Loans in accordance with, and to the extent required by, subsection 4.5 of the Second Lien Credit Agreement.

(g) Upon the Revolving Credit Termination Date the Borrower shall, with respect to each then outstanding Letter of Credit, if any, either (i) cause such Letter of Credit to be cancelled without such Letter of Credit being drawn upon or (ii) collateralize the Revolving L/C Obligations with respect to such Letter of Credit with cash or a letter of credit issued by banks or a bank satisfactory to the Administrative Agent on terms reasonably satisfactory to the Administrative Agent.

4.7 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(c) Upon the occurrence of an Event of Default under Section 9(f) or, at the election of the Required Lenders if all or a portion of (i) the principal amount of any of the Loans or Revolving L/C Obligations or (ii) any interest payable thereon, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any overdue amount under the Loan Documents shall, without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal or Revolving L/C Obligations, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, fees and other amounts, 2% above the rate described in paragraph (b) of this subsection for Revolving Credit Loans, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

4.8 Computation of Interest and Fees. (a) Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.9 Commitment Fees. (a) Subject to paragraph (b) of this subsection 4.9, the Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee from and including the Closing Date to but excluding the Revolving Credit Termination Date on the sum of such Lender’s Available Revolving Credit Commitment outstanding from time to time, at the rate per annum for each day during the period for which payment is made equal to 0.50%.

(b) The commitment fee provided for in this subsection 4.9 shall be payable quarterly in arrears on the last day of each fiscal quarter ending after the Closing Date and on the Revolving Credit Termination Date.

4.10 Certain Fees. (a) The Borrower agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee in the amount and payable on such dates as is separately agreed to by the Borrower and the Administrative Agent.

(b) The Borrower agrees to pay to the Administrative Agent, for the account of each Lender as of the Closing Date (other than any Defaulting Lender), a ticking fee from and including July 22, 2011 to and including the Closing Date on the sum of such Lender’s commitment outstanding from time to time under the commitment letter in respect of the Facilities (which ticking fee may be shared by such Lender with one or more other Lenders as reflected in an allocation confirmation or other documentation reasonably acceptable to the Administrative Agent, subject to the performance by such other Lender of its obligations in respect of such allocation), at the rate per annum for each day during the period for which payment is made equal to 2.25% (it being understood that the ticking fee shall be calculated on the basis of a 360 day year for the actual days elapsed during such period). The ticking fee payable pursuant to this clause (b) shall be payable on the Closing Date.

4.11 Letter of Credit Fees. (a) In lieu of any letter of credit commissions and fees provided for in any L/C Application relating to Letters of Credit (other than standard administrative, issuance, amendment and negotiation fees), the Borrower agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the Participating Lenders, (i) with respect to each Standby L/C, on the average outstanding amount available to be drawn under each Standby L/C at a rate per annum equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable in arrears, on the last day of each fiscal quarter of the Borrower and on the Revolving Credit Termination Date and (ii) with respect to each Commercial L/C, on the aggregate face amount of each Commercial L/C at a rate equal to the Applicable Margin for Revolving Credit Loans which are Eurodollar Loans in effect at such time, whether or not there are any such Eurodollar Loans outstanding at such time, payable on the date such Commercial L/C is issued.

In addition, the Borrower shall pay to the Issuing Lender (i) with respect to each Standby L/C, in arrears on the last day of each fiscal quarter of the Borrower and on the Revolving Credit Termination Date with respect to the Revolving Credit Commitments, a fee equal to 0.125% per annum on the average outstanding amount available to be drawn under such Standby L/C, solely for its own account as Issuing Lender of such Standby L/C and not on account of its L/C Participating Interest therein and (ii) with respect to each Commercial L/C, on the date such Commercial L/C is issued, a fee to equal to 0.125% on the aggregate face amount of such Commercial L/C, solely for its own account as Issuing Lender of such Commercial L/C and not on account of its L/C Participating Interest therein.

(b) In connection with any payment of fees pursuant to this subsection 4.11, the Administrative Agent agrees to provide to the Borrower a statement of any such fees so paid; provided that the failure by the Administrative Agent to provide the Borrower with any such invoice shall not relieve the Borrower of its obligation to pay such fees.

(c) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for any taxes, fees, charges, expenses or other costs as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

4.12 Obligations Absolute. The payment obligations of the Borrower under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Borrower or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Loan Documents, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

4.13 Assignments. No Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or transferred (other than in connection with a transfer of part or all of such Participating Lender’s Revolving Credit Commitment in accordance with subsection 11.6) without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld or delayed. Such consent may be given or withheld without the consent or agreement of any other Participating Lender. Notwithstanding the foregoing, a Participating Lender may subparticipate its Participating Interest without obtaining the prior written consent of the Issuing Lender.

4.14 Participations. Each Lender’s obligation to purchase participating interests pursuant to subsection 3.4 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement by the Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

4.15 Inability to Determine Interest Rate for Eurodollar Loans. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) proposed Loans that the Borrower has requested be made as Eurodollar Loans, (ii) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (iii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Borrower and the Lenders at least one day prior to, as the case may be, the requested Borrowing Date, the conversion date or the last day of such Interest Period. If such notice is given, (i) any requested Eurodollar Loans shall be made as ABR Loans, (ii) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made and no ABR Loans shall be converted to Eurodollar Loans.

4.16 Pro Rata Treatment and Payments. (a) Each borrowing of any Loan (other than Swing Line Loans) and each payment by the Borrower on account of any fee hereunder (other than as set forth in subsections 4.10 and 4.11) and any reduction of the Revolving Credit Commitments shall be made pro rata according to the relevant Commitment Percentages of the Lenders entitled or obligated thereto. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans (other than Swing Line Loans and other than as set forth in subsections 4.6, 4.17, 4.18 and 4.19) shall be made pro rata according to the relevant Commitment Percentages of the Lenders entitled thereto. All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 1111 Fannin Street, 8th Floor, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount which would constitute its relevant Commitment Percentage of the borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date in accordance with subsection 4.1 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is made available to the Administrative Agent by such Lender on a date after such Borrowing Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Lender’s relevant Commitment Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Lender’s relevant Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.16(b) shall be conclusive, absent manifest error. If such Lender’s relevant Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower without prejudice to any rights which the Borrower or the Administrative Agent may have against such Lender hereunder. Nothing contained in this subsection 4.16(b) shall relieve any Lender which has failed to make available its ratable portion of any borrowing hereunder from its obligation to do so in accordance with the terms hereof.

(c) The failure of any Lender to make the Loan to be made by it on any Borrowing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such Borrowing Date.

(d) All payments and prepayments (other than mandatory prepayments as set forth in subsection 4.6 and other than prepayments as set forth in subsection 4.18 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $1,000,000 or a whole multiple of $1,000,000 in excess thereof.

(e) Notwithstanding anything to the contrary contained in this subsection 4.16 or elsewhere in this Agreement, the Borrower may (i) make prepayments of Term Loans at a discount to the par value of such Loans and on a non pro rata basis in accordance with subsection 4.23, (ii) purchase Term Loans on a non pro rata basis in accordance with subsection 11.6 and (iii) extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under subsection 4.24 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (x) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this subsection or (y) shall reduce the amount of any scheduled amortization payment due under subsection 2.2, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this subsection or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by (A) subsection 4.23 in connection with the prepayment of Term Loans at a discount to the par value of such Loans, (B) subsection 4.24 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments of Extended Revolving Credit Commitments or Extended Term Loans) and (C) subsection 11.6 in connection with the purchase of Term Loans on a non pro rata basis and, in each case, such actions taken in accordance with subsection 4.23, 4.24 and 11.6, as applicable, shall be permitted hereunder, and the differing or non pro rata payments contemplated therein shall be permitted without giving rise to any violation of this subsection or any other provision of this Agreement.

4.17 Illegality. Notwithstanding any other provisions herein, if any Change in Law occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to maintain Eurodollar Loans as contemplated by this Agreement, the commitment of such Lender hereunder to make Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such

Eurodollar Loans shall be applied instead to such Lender’s ABR Loans. The Borrower hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 4.17 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Borrower through the Administrative Agent, to be conclusive absent manifest error).

4.18 Requirements of Law . (a) In the event that, at any time after the date hereof any Change in Law or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Lender, Transferee or Issuing Lender to any taxes with respect to this Agreement, any Note, any Eurodollar Loans or any Letter of Credit made by it or change the basis of taxation of payments to such Lender in respect thereof (other than (A) Non-Excluded Taxes or Other Taxes or (B) the imposition of, or change in the rate of, any taxes excluded from the definition of “Non-Excluded Taxes” pursuant to subsection 4.20(a));

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender, Transferee or Issuing Lender) of converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans or, in the case of (i), any Loans or issuing or participating Letters of Credit, then, in any such case, the Borrower shall promptly pay such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender), on demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) on an after-tax basis for such additional cost or reduced amount receivable (other than (A) Non-Excluded Taxes or Other Taxes or (B) the imposition of, or change in the rate of, any taxes excluded from the definition of “Non-Excluded Taxes” pursuant to subsection 4.20(a)) which such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) deems to be material as determined by such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) with respect to such Eurodollar Loans or, in the case of (i), any Loans or issuing or participating Letters of Credit, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin (which Applicable Margin shall, with respect to Letters of Credit, be the Applicable Margin with respect to Revolving Credit ABR Loans).

(b) In the event that at any time after the date hereof any Change in Law with respect to any Lender or the Issuing Lender shall, in the opinion of such Lender or the Issuing Lender, as the case may be, have the effect of reducing the rate of return on such Lender’s, the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the obligations of such Lender or the Issuing Lender, as the case may be, hereunder to a level below that which such Lender, the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s, the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Lender, as the case may be, to be material, then from time to time following notice by such Lender or the Issuing Lender, as the case may be, to the Borrower of such Change in Law as provided in paragraph (c) of this subsection 4.18, within 15 days after demand by such Lender or the Issuing Lender, as the case may be, the Borrower shall pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

(c) If any Lender or the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.18, it shall promptly notify the Borrower through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Borrower through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.18, the Borrower at any time thereafter may, upon at least two Working Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.19, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.18 or entitling a Lender to receive additional amounts under paragraph (a) or (c) of subsection 4.20 with respect to such Lender, it will, if requested by the Borrower, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including endeavoring to change its Eurodollar Lending Office or any other lending office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.

(d) A certificate submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.18 shall survive the termination of this Agreement and repayment of the outstanding Loans.

(e) The Borrower agrees that the provisions of the foregoing paragraphs (a) and (b) and the provisions of each L/C Application providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

4.19 Indemnity. The Borrower agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Borrower in making a conversion of ABR Loans to Eurodollar Loans after the Borrower has given notice in accordance with subsection 4.1 or in continuing Eurodollar Loans for an additional Interest Period after the Borrower has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Borrower in making a borrowing of Eurodollar Loans after the Borrower has given a notice in accordance with subsection 4.1 or in making any prepayment of Eurodollar Loans after the Borrower has given a notice in accordance with subsection 4.3 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto (any of the events referred to in clauses (b), (c) or (d), a “Breakage Event”). In the case of a Breakage Event, such loss or expense shall include an amount equal to the excess, as reasonably determined by such Lender of (i) the cost of obtaining funds for the Eurocurrency Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period, but such loss or expense shall not, in any event, include any lost profit or loss of Applicable Margin. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

4.20 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes, franchise taxes and other similar taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that Non-Excluded Taxes shall not include any amounts (x) that are attributable to such Lender’s failure to comply with the requirements of paragraph (f), (g), (h) or (i) of this subsection 4.20 or (y) that are taxes imposed by a Requirement of Law in effect (including FATCA) at the time (and, in the case of FATCA, including any future regulations of official interpretations thereof) a Non-U.S. Lender becomes a party hereto (or designates a new lending office) that do not arise as a result of a change in the jurisdiction of incorporation or the operations of a Loan Party, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding taxes under this subsection 4.20.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority if and to the extent required by applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of a receipt received by such Loan Party showing payment thereof. If (i) a Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) a Loan Party fails to remit to the Administrative Agent the required receipts or other reasonably requested documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender (other than in the case of (iii) any interest or penalties attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender), the Loan Parties shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d) If any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified pursuant to this subsection 4.20 (including additional amounts paid pursuant to this subsection 4.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this subsection with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Non-Excluded Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection 4.20(d), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this subsection 4.20(d) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection 4.20(d) shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the indemnifying party or any other Person.

(e) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(f) If a payment made to a Lender under this Agreement or any other Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection 4.20(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or an estate or trust that is subject to United States federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) and from time or time thereafter upon the request of the Borrower or the Administrative Agent:

(i) two duly completed and signed copies of either Internal Revenue Service Form W-8BEN (relating to such Non-U.S. Lender and entitling it to a complete exemption from, or a reduced rate of, United States federal withholding tax on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Loan Documents), Form W-8ECI (relating to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Loan Documents) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms, which together entitle such Non-U.S. Lender to a complete exemption from, or a reduced rate of, United States Federal withholding tax on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Loan Documents), or successor and related applicable forms, as the case may be; or

(ii) in the case of a Non-U.S. Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (i) hereof, (x) a statement in the form of the applicable Exhibit E (or such other form of statement as shall be reasonably requested by the Borrower from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from, or a reduced rate of, United States federal withholding tax under Section 871(h) or 881(c) of the Code, and (y) two duly completed and signed copies of the applicable Internal Revenue Service Form W-8 or successor and related applicable form;

In addition, each Non-U.S. Lender agrees (i) to deliver to the Borrower and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Form W-8BEN, W-8IMY or W-8ECI or such other Internal Revenue Service forms required to be delivered pursuant to this subsection 4.20, as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable United States laws and regulations, and (ii) to notify promptly the Borrower and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 4.20(g). Notwithstanding any other provision of this subsection 4.20, a Non -U.S. Lender shall not be required to deliver any form pursuant to this subsection 4.20 that such Non -U.S. Lender is not legally able to deliver.

(h) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, as reasonably requested by the Borrower or the Administrative Agent, or as specified in the proceeding in the preceding paragraph, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(i) Each Lender, Assignee and Participant that is not a Non-U.S. Lender shall, on or before the date that such Lender becomes a party to this Agreement, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from whom the related Participation was purchased), two duly completed and signed copies of Internal Revenue Service Form W-9, certifying that such Person is exempt from United States back-up withholding tax. Each such Lender, Assignee or Participant shall deliver further documentation in accordance with the previous sentence at the time(s) specified by subsection 4.20(g).

(j) The agreements in this subsection 4.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.21 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Revolving Credit Commitment of such Defaulting Lender pursuant to subsection 4.9;

(b) the Aggregate Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to subsection 11.1), provided that any waiver, amendment or modification (i) which requires the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or (ii) increases or extends such Defaulting Lender’s Commitment, reduces or excuses the principal amount of, or interest or fees payable on, Loans or Letter of Credit disbursements or postpones the scheduled date of payment as to such Defaulting Lender shall require the consent of such Defaulting Lender;

(c) if any Swing Line Exposure or L/C Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the Swing Line Exposure and L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Aggregate Revolving Credit Extensions of Credit and participations in Swing Line Loans plus such Defaulting Lender’s Swing Line Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swing Line Exposure and (y) second, Cash Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such L/C Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to subsection 4.11 with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to subsection 4.9 and subsection 4.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under subsection 4.11 with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure and/or Cash Collateral will be provided by the Borrower, and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with subsection 4.21(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower, the Swing line Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Revolving Credit Commitment Percentage.

4.22 Mitigation; Replacement of Lenders. (a) If any Lender requests compensation under subsection 4.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to subsection 4.18 or subsection 4.20, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under subsection 4.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to subsection 4.20, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (A) (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Lender and the Swing Line Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in Letters of Credit funded under subsection 3.6(b) and participations in Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in subsection 11.6(d) and (iv) in the case of any such assignment resulting from a claim for compensation under subsection 4.18 or payments required to be made pursuant to subsection 4.20, such assignment will result in a material reduction in such compensation or payments and (B) substantially concurrently with satisfaction of the requirements set forth in clause (A) of this proviso, such Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Lender shall not be required to execute the Assignment and Assumption in connection therewith. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.23 Prepayments Below Par. (a) Notwithstanding anything to the contrary set forth in this Agreement (including subsection 4.16(a) or 11.7(a)) or any other Loan Document, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this subsection 4.23, provided that (A) on the date of the Discounted Prepayment Option Notice and after giving effect to the Discounted Voluntary Prepayment, no more than $50,000,000 shall be outstanding in Revolving Credit Loans and Swing Line Loans, (B) the proceeds of Revolving Credit Loans are not used to make such Discounted Voluntary Prepayment, (C) any Discounted Voluntary Prepayment shall be offered to all Term Lenders of a particular tranche on a pro rata basis, (D) the Borrower shall deliver to the Administrative Agent, together with each Discounted Prepayment Option Notice, a certificate of a Responsible Officer of the Borrower (1) stating that no Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) stating that each of the conditions to such Discounted Voluntary Prepayment contained in this subsection 4.23 has been satisfied and (3) specifying the aggregate principal amount of Term Loans to be prepaid pursuant to such Discounted Voluntary Prepayment and (E) the aggregate amount of Term Loans prepaid pursuant to this subsection 4.23 (valued at the par amount thereof) shall not exceed 50% of the initial aggregate principal amount of the Term Loans.

(b) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit G hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of any Loans shall not be less than $10,000,000 (unless otherwise agreed by the Administrative Agent). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment (A) the Proposed Discounted Prepayment Amount for Loans to be prepaid, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of the Loans to be prepaid (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment, which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(c) Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit H hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of the Loans to be prepaid held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of the Loans to be prepaid specified by the Lenders in the applicable

Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for such Loans to be prepaid (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to subsection 4.23(b) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans to be prepaid whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(d) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans to be prepaid (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(e) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (and not subject to subsection 4.19), upon irrevocable notice substantially in the form of Exhibit I hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City Time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid. The par principal amount of each Discounted Voluntary Prepayment of a Term Loan shall be applied ratably to reduce the remaining installments of such Term Loans.

(f) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with subsection 4.23(c) above) established by the Administrative Agent and the Borrower.

(g) Prior to the delivery of a Discounted Voluntary Prepayment Notice, (A) upon written notice to the Administrative Agent, the Borrower may withdraw or modify its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) no Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice unless the terms of such proposed Discounted Voluntary Prepayment have been modified by the Borrower after the date of such Lender Participation Notice.

(h) Nothing in this subsection 4.23 shall require the Borrower to undertake any Discounted Voluntary Prepayment.

4.24 Extensions of Term Loans and Revolving Credit Commitments. (a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Credit Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Commitments from the tranche of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Credit Commitment extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (x) subject to the provisions of subsections 3.3(d) and 3.7(e) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Credit Commitments in accordance with their Revolving Credit Commitment Percentages (and except as provided in subsections 3.3(d) and 3.7(e), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Credit Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings) and (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments) and (y) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant

Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer until the maturity of such Term Loans, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to subsection 2.2 for periods prior to the Term Loan Maturity Date, as applicable, may not be increased, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing, (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower and (x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent.

(b) With respect to all Extensions consummated by the Borrower pursuant to this subsection, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of subsection 4.4, 4.5 or 4.6 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that (x) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered and (y) no tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (or, if less, the then aggregate outstanding amount of the Term Loans) (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including subsection 4.4, 4.5 or 4.6 and 4.16(a)) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of the Issuing Lender and the Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this subsection. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then latest maturity date so that such maturity date is extended to the then latest maturity date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection.

4.25 Incremental Facility. (a) The Borrower may from time to time amend this Agreement in order to provide to the Borrower additional revolving loan facilities (each, an “Incremental Revolving Facility”) and additional term loan facilities and/or increased term loan commitments in respect of the Term Facility or any other existing term loan facility hereunder (each, an “Incremental Term Facility”; together with any Incremental Revolving Facility, the “Incremental Facilities”), provided that (i) the aggregate principal amount of the Incremental Facilities and the Second Lien Incremental Facilities shall not exceed $500,000,000, (ii) each Incremental Facility shall be in a minimum aggregate principal amount of $25,000,000 and (iii) the Consolidated Senior Secured Leverage Ratio as of such date (determined on a pro forma basis after giving effect to the provision of such Incremental Facility and assuming, if such Incremental Facility is an Incremental Revolving Facility, such Incremental Revolving Facility is fully drawn as of such date) is less than or equal to 5.0 to 1.0. Each Incremental Facility will be secured and guaranteed with the other Facilities on a pari passu basis. Each Incremental Term Facility must have a weighted average life to maturity which is the same or longer than the then remaining weighted average life to maturity of the Term Facility and a final maturity no earlier than the Term Loan Maturity Date. Incremental Facilities will be entitled to prepayments and voting rights on the same basis as the comparable Facility unless the applicable Incremental Facility Activation Notice specifies a lesser treatment. Each Incremental Revolving Facility shall have the same terms as the Revolving Credit Facility. Other than amortization, pricing or maturity date, each Incremental Term Facility shall have the same terms as the Term Facility or such terms as are reasonably satisfactory to the Administrative Agent and the Borrower, provided that if the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Facility and any Eurodollar or ABR floor applicable to such Incremental Term Facility but excluding any ticking fees, arrangement fees and other fees not paid to the makers of such loans generally) relating to any Incremental Term Facility exceeds the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing the Term Facility, and any Eurodollar or ABR floor applicable to the Term Facility) relating to the Term Facility immediately prior to the effectiveness of the applicable Incremental Term Facility by more than 0.25%, the Applicable Margin relating to the Term Facility shall be adjusted to be equal to the Applicable Margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Term Facility and any Eurodollar or ABR floor applicable to such Incremental Facility) relating to such Incremental Term Facility minus 0.25%. In the case of any Incremental Term Facility that increases the term loan commitments under the Term Facility or any other existing term loan facility, the manner in which such increase is implemented shall be reasonably satisfactory to the Administrative Agent. An Incremental

Facility may be made available under this Agreement only if, after giving effect thereto and the use of proceeds thereof no Default or Event of Default exists.

(b) An Incremental Facility shall be made available hereunder upon delivery to the Administrative Agent of notice thereof executed by the Borrower. Any additional bank, financial institution, existing Lender or other Person that elects to extend loans or commitments under an Incremental Facility shall be reasonably satisfactory to the Borrower (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Lender and the Administrative Agent. No Incremental Facility Amendment shall require the consent of any Lenders other than the Additional Lenders with respect to such Incremental Facility Amendment. No Lender shall be obligated to provide any Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facility shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this subsection (including to provide for voting provisions applicable to the Additional Lenders). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in subsection 6.2 (it being understood that all references to “Borrowing Date” in subsection 6.2 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of any Incremental Facility will be used only for general corporate purposes (including acquisitions permitted under subsection 8.7).

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans and to induce the Issuing Lender to issue, and the Participating Lenders to participate in, the Letters of Credit, the Borrower hereby represents and warrants to each Lender and the Administrative Agent, on the date of each Loan made or Letter of Credit issued, that:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of Parent and its Subsidiaries as at June 30, 2011 (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated income statement of Parent and its Subsidiaries for the twelve-month period ending on June 30, 2011 (the “Pro Forma Income Statement”) have each been prepared after giving effect (as if such events had occurred on such date or the first day of such period, as applicable) to (i) the consummation of the Acquisition, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet and the Pro Forma Income Statement were each prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made in light of the circumstances when made. As of the date of the Pro Forma Balance Sheet, none of the Borrower or any of its Subsidiaries has any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a Material Adverse Effect on the Borrower and its Subsidiaries, taken as a whole.

(b) (i) The audited consolidated balance sheet of Parent and its Subsidiaries at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by certified public accountants of nationally recognized standing, (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries at March 31, 2011 and June 30, 2011 and the related consolidated statements of operations and cash flows for the fiscal periods ended on such dates, (iii) the audited consolidated balance sheet of the Acquired Business and its Subsidiaries at December 31, 2008, December 31, 2009 and December 31, 2010 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended on such dates, reported on by certified public accountants of nationally recognized standing and (iv) the unaudited consolidated balance sheet of the Acquired Business and its Subsidiaries at March 31, 2011 and June 30, 2011, copies of each of which have heretofore been furnished to each Lender (if disclosed in the SEC Filings, such statements are deemed furnished to Lenders), (A) in the case of clauses (i) and (ii) above, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments and the absence of footnotes) the consolidated financial position of Parent and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through March 31, 2011 or June 30, 2011, as applicable, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein) and (B) in the case of clauses (iii) and (iv) above, to the knowledge of the Borrower, fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments and the absence of footnotes) the consolidated financial position of the Acquired Business and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (iv), the portion of the fiscal year through March 31, 2011 or June 30, 2011, as applicable, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).

(c) No Change. Since December 31, 2010, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

5.2 Corporate Existence; Compliance with Law. Each Group Member (a) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the requisite power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

5.3 Corporate Power; Authorization. (a) Each Loan Party has the requisite power and authority and the legal right to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and in case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.

(b) No consent or authorization of, or filing with, notice to or other act by or in respect of, any Person (including any Governmental Authority) is required in connection with the extensions of credit hereunder or with the execution, delivery, performance by any Loan Party, validity or enforceability of this Agreement or any Loan Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) those consents, authorizations, filings and notices, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.4 Enforceable Obligations. Each of the Loan Documents has been duly executed and delivered on behalf of each Loan Party party thereto and each of such Loan Documents constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.5 No Legal Bar. The execution, delivery and performance of each Loan Document, the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, the use of proceeds of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Group Member or any of its properties or assets, which violations, individually or in the aggregate, would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Loan Documents or the Second Lien Loan Documents) on any of its or their respective properties or assets.

5.6 No Material Litigation. Except as disclosed in the SEC Filings or on Schedule 5.6, no litigation or investigation known to the Borrower through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Group Member, (a) with respect to the validity, binding effect or enforceability of any Loan Document, or with respect to the Loans made hereunder, or the use of proceeds thereof or (b) which would have a Material Adverse Effect.

5.7 Investment Company Act. No Group Member is required to be registered as an “investment company” (as the quoted term is defined or used in the Investment Company Act of 1940, as amended).

5.8 Federal Regulation. No part of the proceeds of any of the Loans, and no other extensions of credit hereunder, will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. No Group Member is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

5.9 No Default or Breach. Except as set forth in the SEC Filings made prior to the date hereof or on Schedule 5.9, no Group Member is in default or breach (i) in the payment or performance of any of its Contractual Obligations (other than Indebtedness) in any respect which would have a Material Adverse Effect, or (ii) under any condition, term or requirement of any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or by which any of its properties or assets may be bound or affected in any respect which would have a Material Adverse Effect.

5.10 Taxes. Each Group Member has paid all taxes shown to be due and payable on its tax returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of such Group Member), except any such taxes, fees or charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect; and, to the knowledge of the Borrower, no claims are being asserted with respect to any such Taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the applicable Group Member), except as to any such Taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

5.11 Subsidiaries. As of the Closing Date, (a) the Subsidiaries of Parent listed on Schedule 5.11(a) constitute all of the Domestic Subsidiaries of Parent and (b) the Subsidiaries listed on Schedule 5.11(b) constitute all of the Foreign Subsidiaries of Parent. As of the Closing Date, Schedule 5.11(a) identifies all of the Broadcast License Subsidiaries and the Unrestricted Subsidiaries.

5.12 Ownership of Property; Liens; Licenses. (a) Except as disclosed in Schedule 8.3 hereof, each Group Member has good and marketable title to, or valid and subsisting leasehold interests in, all its real property used by such Group Member in the operation of its business, and good title to all its respective other owned property, except where the failure to have such title or interest would not have a Material Adverse Effect. All such real property and other owned property is free and clear of any Liens, other than Liens permitted by subsection 8.3.

(b) As of the Closing Date, Schedule 5.12 sets forth all FCC Licenses held by any Group Member (and the respective holders of such FCC Licenses) and all other licenses and permits issued by any Governmental Authority which are held by any Group Member that are in effect as of the Closing Date and are material to the business of the Group Members. Each of the foregoing FCC Licenses, and each other license or permit from a Governmental Authority that is material to the business of the Group Members, is valid and in full force and effect, and the Group Members are in compliance in all material respects with the terms and conditions thereof and any requirements under applicable FCC regulation.

5.13 Intellectual Property. Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Group Members does not infringe on the rights of any Person in a manner that could reasonably be expected to have a Material Adverse Effect.

5.14 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of insurance coverage, other contributions or liabilities associated with employee health and welfare benefit plans have been paid or accrued as a liability on the books of such Group Member.

5.15 ERISA. Except as would not have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Loan Party or any ERISA Affiliate that remains unsatisfied; (v) no Loan Party and no ERISA Affiliate has received from the PBGC or a plan administrator any notice relating to an intention to terminate any Single Employer Plan or to appoint a trustee to administer any Single Employer Plan under Section 4042 of ERISA; (vi) no Loan Party and no ERISA Affiliate has incurred any Withdrawal Liability that remains unsatisfied; and (vii) no Loan Party and no ERISA Affiliate has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

5.16 Environmental Matters. (a) Except as disclosed in the SEC Filings or on Schedule 5.16, to the knowledge of the Borrower, the Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

(b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

(c) No Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Borrower have knowledge that any such action is being contemplated, considered or threatened.

(d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

5.17 Disclosure. None of the written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by a Group Member (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Group Member to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated by this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Closing Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such Projections were prepared, it being understood that Projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved.

5.18 Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). In the case of the Pledged Stock that are Securities (as defined in the UCC) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral in which a security interest can be perfected under the relevant UCC by filing a UCC financing statement and described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by subsection 8.3 and, in the case of Collateral consisting of Pledged Stock, inchoate Liens arising by operation of law).

(b) Each of the Mortgages upon proper filing is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Mortgaged Properties described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and when the Mortgages are filed in the appropriate recording offices, each such Mortgage shall constitute a fully perfected (if and to the extent perfection may be achieved by such filings) Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (except that the security interest created in such real property and the Mortgaged Property may be subject to the Liens permitted by subsection 8.3).

5.19 Solvency. As of the Closing Date and after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

5.20 Use of Proceeds. The proceeds of the Term Loans and the Revolving Credit Loans to be made on the Closing Date shall be used to finance, in part, the Acquisition, the Refinancing and to pay related fees and expenses in connection therewith. The proceeds of the Revolving Credit Loans made after the Closing Date and the Swing Line Loans shall be used for working capital and general corporate purposes.

5.21 Patriot Act. To the extent applicable, each Group Member is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions to Initial Loans and Letters of Credit. The obligation of each Lender to make its Loans on the Closing Date and the obligation of the Issuing Lenders to issue any Letter of Credit on the Closing Date are subject to the satisfaction or waiver, immediately prior to or concurrently with the making of such Loans or the issuance of such Letter of Credit, as the case may be, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement; Intercreditor Agreement. The Administrative Agent (or its counsel) shall have received (i) from each party thereto a counterpart of this Agreement signed on behalf of such party, (ii) the Guarantee and Collateral Agreement executed and delivered by a duly authorized officer of Parent, the Borrower and each Subsidiary Guarantor, (iii) “short form” intellectual property security agreements with respect to the Intellectual Property of the Loan Parties that is to be perfected by filing such agreements with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, executed and delivered by a duly authorized officer of each Loan Party party thereto and (iv) the Intercreditor Agreement executed and delivered by a duly authorized officer of each Loan Party, the Administrative Agent and the Second Lien Administrative Agent.

(b) Acquisition; Equity Contribution. (i) The Acquisition shall have been, or substantially simultaneously with the effectiveness of this Agreement, shall be, consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any amendment, supplement, modification or waiver of any term or condition of the Acquisition Agreement, or any consent under the Acquisition Agreement, that in the reasonable judgment of the Arrangers is materially adverse to the Lenders, unless consented to by the Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood and agreed that any reduction in the purchase price shall not be deemed materially adverse to the Lenders so long as (i) with respect to the first 10% reduction, such reduction is allocated to ratably reduce the Equity Contribution and the Term Facility and (ii) thereafter, such reduction is allocated to reduce the Term Facility until the Term Facility is paid off in full and thereafter to reduce the Second Lien Facility).

(ii) The Administrative Agent shall have received evidence reasonably satisfactory to it that Parent shall have received the net cash proceeds of the Equity Contribution; provided that (x) not less than $225,000,000 of the Equity Contribution shall be in the form of common equity and (y) any Preferred Stock issued by the Parent in consideration of the Equity Contribution (the “Closing Date Preferred Stock”) shall be on terms consistent in all material respects with the terms set forth on Schedule 6.1(b).

(c) Material Adverse Effect. Since September 30, 2010, no event or events have occurred that have had or would have, individually or in the aggregate, a Closing Date Material Adverse Effect on the Acquired Business.

(d) Pro Forma Balance Sheet; Pro Forma Income Statement. The Administrative Agent shall have received a copy of (i) the Pro Forma Balance Sheet and (ii) the Pro Forma Income Statement.

(e) Acquisition Agreement Representations. All of the Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(f) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (a) Jones Day, counsel to the Borrower and (b) Dickstein Shapiro LLP, FCC counsel to the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(g) Closing Certificates. The Administrative Agent shall have received a closing certificate of Parent, the Borrower and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibits B-1, B-2 and B-3 hereto, respectively, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and its counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of Parent, the Borrower and each Subsidiary Guarantor respectively.

(h) Fees. The Administrative Agent shall have received for the account of the Arrangers or the Lenders, or for its own account, as the case may be, all fees (including the fees referred to in subsection 4.10) and expenses payable to the Lenders, the Arrangers and the Administrative Agent on or prior to the Closing Date and invoiced at least one Business Day prior to the Closing Date.

(i) Filings. All necessary or advisable filings shall have been duly made or made available to the Administrative Agent or its counsel to create a perfected first priority Lien on and security interest in all Collateral in which a security interest can be perfected by filing a UCC-1 financing statement, and all such Collateral shall be free and clear of all Liens, except Liens permitted by subsection 8.3.

(j) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by subsection 8.3 or otherwise reasonably acceptable to the Administrative Agent or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(k) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have (i) received the certificates representing the shares pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) received the promissory notes pledged pursuant to the Guarantee and Collateral Agreement, endorsed in blank by a duly authorized officer of the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to deliver to the Administrative Agent the promissory notes pledged pursuant to the Guarantee and Collateral Agreement, satisfaction of such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the effectiveness of this Agreement or the availability of the Loans (but shall be required to be satisfied within 15 Business Days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(l) Organizational Documents. The Administrative Agent shall have received true and correct copies of the Certificate of Incorporation and By-laws or Operating Agreement of each Loan Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Loan Party.

(m) Corporate Documents. The Administrative Agent shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing the good standing or existence of each Loan Party in its jurisdiction of incorporation or organization.

(n) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in substantially the form attached hereto as Exhibit J from the Chief Financial Officer of the Borrower that shall certify as to the solvency of the Borrower and its Restricted Subsidiaries on a consolidated basis after giving effect to the Transactions.

(o) Insurance Certificate. The Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirement set forth in this subsection 6.1(o), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement shall not be a condition to the effectiveness of this Agreement or the availability of the Loans (but shall be required to be satisfied within 15 Business Days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(p) Existing Indebtedness. Upon effectiveness of this Agreement and application of the proceeds of the Loans to be made on the Closing Date, no Group Member will have any Indebtedness or Preferred Stock outstanding other than (i) any Closing Date Preferred Stock and (ii) any Indebtedness or other outstanding Preferred Stock permitted by this Agreement.

(q) Patriot Act. Before the end of the third Business Day prior to the Closing Date, the Administrative Agent shall have received all documentation and other information, which has been requested in writing at least five Business Days prior to the Closing Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(r) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) If requested by the Administrative Agent, the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (iii) below (the “Title Insurance Company”) shall have received, maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner reasonably satisfactory to them, dated a date reasonably satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor reasonably satisfactory to the Administrative Agent and the Title Insurance Company.

(iii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iv) The Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage and is located within a “special flood hazard area”, (2) is written in an amount reasonably satisfactory to the Administrative Agent and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.

(v) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (iii) above and a copy of all other material documents affecting the Mortgaged Properties.

(vi) The Administrative Agent shall have received legal opinions (including an opinion of counsel in each state in which Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and an opinion of counsel in the state as to which the applicable Loan Party party to such Mortgage is organized), which opinions shall in each case be in form and substance reasonably satisfactory to the Administrative Agent.

; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts to satisfy the requirements set forth in this subsection 6.1(r), such requirements are not satisfied as of the Closing Date, the satisfaction of such requirements shall not be a condition to the effectiveness of this Agreement or the availability of the Loans (but shall be required to be satisfied within 90 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(s) Representations and Warranties. Each of the representations and warranties set forth in subsections 5.2(b), 5.3(a), 5.4, 5.5 (solely as to organizational documents), 5.7, 5.8, 5.18, 5.19 and 5.21 shall be true and correct in all material respects on and as of the Closing Date (it being understood and agreed that each of the other representations and warranties set forth in the Loan Documents shall be made on the Closing Date, but the accuracy of such other representations and warranties shall not be a condition to the making of any Loan or the issuance of any Letter of Credit on the Closing Date).

Without limiting the generality of the provisions of subsection 10.4, for purposes of determining compliance with the conditions specified in this subsection 6.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

6.2 Conditions to All Loans and Letters of Credit after the Closing Date. The obligation of each Lender to make any Loan (other than (i) any Revolving Credit Loan the proceeds of which are to be used to repay Refunded Swing Line Loans or (ii) as agreed by the Administrative Agent and the Additional Lenders as set forth in subsection 4.25(b)) and the obligation of each Issuing Lender to issue any Letter of Credit, in each case after the Closing Date, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a) Representations and Warranties. Each of the representations and warranties made in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such Loan (or such Letter of Credit) as if made on and as of such date (unless stated to relate to a specific earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date.

(c) Financial Covenant. The Borrower shall be in pro forma compliance with the financial covenant set forth in subsection 8.1 as of the last day of the most recently ended fiscal quarter after giving effect to the Loan to be made or the Letter of Credit to be issued on such Borrowing Date;

provided that in determining such financial covenant, the proceeds of any Loan to be made on such Borrowing Date shall be excluded in the calculation of unrestricted cash and Cash Equivalents.

Each borrowing by the Borrower hereunder (other than (i) any borrowing of any Revolving Credit Loan the proceeds of which are used to repay funded Swing Line Loans and (ii) as agreed by the Administrative Agent and the Additional Lenders as set forth in subsection 4.25(b)) and the issuance of each Letter of Credit by each Issuing Lender hereunder, in each case after the Closing Date, shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance that the conditions in clauses (a) through (c) of this subsection 6.2 have been satisfied.

SECTION 7. AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as the Commitments remain in effect or any Loan or Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless the L/C Exposure related thereto has been fully Cash Collateralized) or any other amount is owing to any Lender (other than (i) under any Specified Swap Agreement or Specified Cash Management Agreement and (ii) indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans), the Issuing Lender or the Administrative Agent hereunder, the Borrower hereby agrees that it shall, and, in the case of the agreements contained in subsections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, and 7.11 cause each of its Restricted Subsidiaries to, and Parent hereby agrees (solely with respect to subsection 7.10) that it shall and shall cause each of its Restricted Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 7.2:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such applicable period and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude footnote disclosure and are subject to year-end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).

In the event the Borrower changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Borrower or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Borrower, the Administrative Agent and the Lenders agree to consider such request in good faith.

Documents required to be delivered pursuant to this subsection 7.1 and subsection 7.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent or the Borrower posts such documents, or provides a link thereto, on Parent’s or the Borrower’s website on the Internet at www.cumulus.com or (ii) on which such documents are posted on Parent’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial or public third-party website or whether sponsored by the Administrative Agent (including the website of the SEC at http://www.sec.gov)); provided that (x) in each case, other than with respect to regular periodic reporting, the Borrower shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to subsection 7.2, at the request of the Administrative Agent, the Borrower shall furnish to the Administrative Agent a hard copy of such document. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

7.2 Certificates; Other Information. Furnish to the Administrative Agent or otherwise make available as described in the last sentence of subsection 7.2:

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements nothing came to their attention to cause them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of subsection 8.1 insofar as they relate to financial and accounting matters (subject to customary qualifications), except as specified in such letter; provided, that this delivery shall not be required if such accountants do not provide such letters generally;

(b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of the Responsible Officer of the Borrower (i) stating that, to the best of such officer’s knowledge, such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 8.1 and (iii) in the case of financial statements under subsection 7.1(a), beginning with the financial statements for the fiscal year ending December 31, 2012, setting forth reasonably detailed calculations of Excess Cash Flow;

(c) promptly upon receipt thereof, copies of all final reports submitted to the Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of the Borrower made by such accountants, including any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by Parent or any of its Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a management summary describing and analyzing the performance of the Borrower and its Subsidiaries during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as Parent or the Borrower is a reporting company under the Securities Exchange Act of 1934, as amended;

(f) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), but in any event within 90 days after the beginning of each fiscal year of the Borrower to which such budget relates, an annual operating budget of the Borrower and its Subsidiaries, on a consolidated basis;

(g) promptly following any request by the Administrative Agent therefor, copies of any documents or notices described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of an applicable Multiemployer Plan, then Borrower shall cause the Loan Parties and/or their ERISA Affiliates to promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(h) promptly, such additional financial and other information as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

The requirements of subsections 7.1 and 7.2 above shall be deemed to be satisfied if Parent or the Borrower shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or by filing such materials by electronic transmission with the Securities and Exchange Commission, in which case “delivery” of such statements for purposes of subsections 7.2(a) and 7.1(b) shall mean making such statements available in such fashion.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Group Member, as the case may be and (b) to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

7.4 Conduct of Business; Maintenance of Existence; Compliance. Continue to engage in business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, and preserve, renew and keep in full force and effect its legal existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by this Agreement; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance . (a) Except if the failure to do so could not reasonably be expected to result in a Material Adverse Effect, keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, casualty and condemnation excepted).

(b) Maintain with financially sound and reputable insurance companies (provided that if any such insurance company shall at any time cease to be financially sound and reputable, there shall be no breach of this provision in the event that the Borrower promptly (and in any event within forty-five (45) days of such date) obtains insurance from an alternative insurance carrier that is financially sound and reputable) insurance with respect to its properties in at least such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries in the same geographic locales) and against at least such risks as are customarily insured against in the same general area by companies engaged in the same or similar business.

(c) Maintain casualty and property insurance for which the Borrower shall (i) use commercially reasonable efforts to cause such insurance to provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, and (ii) name the Administrative Agent as insured party or loss payee.

(d) Upon request by the Administrative Agent, the Borrower shall deliver to the Administrative Agent information in reasonable detail as to the insurance maintained by the Group Members.

7.6 Inspection of Property; Books and Records; Discussions; Annual Meetings. (a) Keep proper books of record and account in which full, true and correct in all material respects entries are made of all material dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of Parent and its Restricted Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Borrower, an officer of the Borrower present) upon reasonable advance notice to the Borrower.

(b) Within 120 days after the end of each fiscal year of the Borrower, at the request of the Administrative Agent, hold a meeting at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call (the reasonable costs of such venue or call to be paid by the Borrower) with all Lenders who choose to attend such meeting at which meeting shall be reviewed, to the extent permitted by applicable Requirements of Law (including applicable national security laws, directives, policies, rules, regulations and procedures), the financial results of the previous fiscal year and the financial condition of Parent and its Restricted Subsidiaries and the operating budget presented for the current fiscal year of the Borrower.

7.7 Notices. Promptly give notice to the Administrative Agent (who shall deliver to each Lender) upon a Responsible Officer obtaining knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding which may exist at any time between Parent and any of its Restricted Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against Parent or any of its Restricted Subsidiaries by any Governmental Authority, which in any such case would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting Parent or any of its Restricted Subsidiaries (i) in which more than $35,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would reasonably be expected to have a Material Adverse Effect;

(d) the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Borrower setting forth details as to such Reportable Event and the action that the Loan Party or ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event;

(e) the occurrence of any event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created by the Guarantee and Collateral Agreement; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of the Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (f)) stating what action the Borrower proposes to take with respect thereto.

7.8 Environmental Laws. Except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Comply with, and take commercially reasonable steps to cause all tenants and subtenants, if any, to comply with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to cause all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions to the extent required under Environmental Laws and promptly comply with all legally binding lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9 Post-Closing Obligations. Satisfy, to the extent not satisfied as of the Closing Date, the requirements set forth in subsection 6.1(k)(ii), 6.1(o) and subsection 6.1(r) within the time period set forth in the applicable subsection.

7.10 Additional Loan Parties; Pledge of Stock of Additional Subsidiaries; Additional Collateral, etc. (a) With respect to any new Subsidiary of Parent (other than a Foreign Subsidiary, a Non-

Significant Subsidiary, a Broadcast License Subsidiary or an Unrestricted Subsidiary) created or acquired after the Closing Date (including as a result of the consummation of any Business Acquisition) (which, for purposes of this clause (a) shall include any existing Subsidiary that ceases to be a Foreign Subsidiary, a Non-Significant Subsidiary, a Broadcast License Subsidiary or an Unrestricted Subsidiary), promptly cause such Subsidiary to become a party to the Guarantee and Collateral Agreement, which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent; provided that if any Subsidiary of Parent (including any Foreign Subsidiary, Non-Significant Subsidiary, Broadcast License Subsidiary and Unrestricted Subsidiary) shall guarantee obligations in respect of the Second Lien Credit Agreement, the Senior Notes or any Permitted Refinancing thereof, such Subsidiary shall promptly become a party to the Guarantee and Collateral Agreement.

(b) (i) Pledge the Capital Stock, or other equity interests and intercompany indebtedness, owned by any Loan Party that is created or acquired after the Closing Date pursuant to the Guarantee and Collateral Agreement (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 7.10(b) shall not require any Loan Party to pledge more than 66% of the outstanding voting stock of any of its Foreign Subsidiaries) and (ii) with regard to any property acquired by any Loan Party after the Closing Date (other than property described in paragraphs (b)(i) or (c)) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(c) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $20,000,000 acquired after the Closing Date by any Loan Party (unless subject to a Lien permitted under subsections 8.3(f) or 8.3(h)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, in each case, if available, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) deliver the items required by subsection 6.1(r)(iv) with respect to such real property and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.11 Broadcast License Subsidiaries. (a) Unless the Borrower shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably delayed, conditioned or withheld) that doing so would cause undue expense or effort for the Borrower or its Subsidiaries, and except with respect to FCC Licenses owned by Susquehanna Radio Corp. (but subject to clause (ii) of the immediately following proviso), cause all FCC Licenses for all Stations owned by the Borrower or its Subsidiaries (other than any Station which the Borrower or any Subsidiary has placed in a Divestiture Trust) to be held at all times by one or more Broadcast License Subsidiaries; provided, that (i) with regard to any FCC Licenses for Stations acquired by the Borrower or its Subsidiaries after the Closing Date, the foregoing requirement shall be deemed satisfied if such FCC Licenses are, promptly following the acquisition of the respective Stations, assigned to and subsequently held by one or more Broadcast License Subsidiaries and (ii) no later than 60 days after the Closing Date (as such period may be extended by the Administrative Agent in its sole discretion), the Borrower shall cause FCC Licenses owned by Susquehanna Radio Corp. to be assigned to one or more Broadcast License Subsidiaries (provided that if the failure to assign such FCC Licenses by the date that is 60 days after the Closing Date is solely as a result of a delay by the FCC in providing any necessary approvals in respect thereof, the Borrower shall have an additional 60 days in which to cause the assignment of such FCC Licenses).

(b) Ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereto.

(c) Ensure that the property of each Broadcast License Subsidiary is not commingled with the property of Parent, the Borrower or any Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.

(d) Ensure that no Broadcast License Subsidiary has any Indebtedness, guarantees or other liabilities except for the liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.

(e) Ensure that no Broadcast License Subsidiary creates, incurs, assumes or suffers to exist any Liens upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except non-consensual Liens arising by operation of law.

7.12 Swap Agreements. No later than 90 days after the Closing Date, cause the Borrower to have in effect, and maintain at all times until the Term Loan Maturity Date, interest rate Swap Agreements designed to protect the Borrower against fluctuations in interest rates, such that, at all times from such 90th day after the Closing Date through the Term Loan Maturity Date, at least 25% of the Consolidated Term Indebtedness of the Borrower and its Restricted Subsidiaries is either (a) subject to an interest rate Swap Agreement or (b) fixed-rate Indebtedness.

7.13 Ratings. Use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Facilities, in each case from each of S&P and Moody’s.

7.14 Designation of Subsidiaries. (a) The board of directors of the Borrower may at any time designate any Restricted Subsidiary (other than a Broadcast License Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it has Indebtedness with recourse to Parent or any of its Restricted Subsidiaries, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is party to any agreement or contract with Parent or any of its Restricted Subsidiaries, unless the terms of such agreement are no less favorable to Parent or such Restricted Subsidiary, as applicable, than those that might be obtained from an unaffiliated third-party, (v) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is a Person with respect to which Parent or any of its Restricted Subsidiaries has any direct or indirect obligation to make capital contributions or to maintain such Subsidiary’s financial condition, (vi) no Subsidiary may be designated an Unrestricted Subsidiary if after giving effect to such designation, the Consolidated Total Net Leverage Ratio as of such date would exceed the ratio set forth opposite the next succeeding fiscal quarter end in subsection 8.1 and (vii) no Unrestricted Subsidiary may engage in any transaction described in subsections 8.8 (with respect to the prepayment of any Senior Notes) or 8.15 if the Borrower is prohibited from engaging in such transaction.

(b) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein, at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein as determined in good faith by the board of directors of the Borrower. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall, at the time of such designation, constitute the incurrence of any Indebtedness or Liens of such Subsidiary existing at such time. Upon a redesignation of any Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Borrower’s Investment in such Subsidiary at the time of such redesignation less (b) the fair market value of the net assets of such Subsidiary at the time of such redesignation. Any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the board of directors of the Borrower.

SECTION 8. NEGATIVE COVENANTS.

From and after the Closing Date, the Borrower hereby agrees that it shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly so long as the Commitments remain in effect or any Loan or Note or Revolving L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit (unless the L/C Exposure related thereto has been fully Cash Collateralized) or any other amount is owing to any Lender (other than (i) under any Specified Swap Agreements or Specified Cash Management Agreements and (ii) indemnities and other contingent liabilities not then due and payable that survive repayment of the Loans), the Issuing Lender or the Administrative Agent hereunder:

8.1 Financial Condition Covenants. Permit, other than during a Suspension Period, the Consolidated Total Net Leverage Ratio as of the last day of any fiscal quarter set forth below to be greater than the ratio set forth opposite such date below:

Period	Consolidated Total Net Leverage Ratio
September 30, 2011	7.75 to 1.00
December 31, 2011	7.75 to 1.00
March 31, 2012	7.75 to 1.00
June 30, 2012	7.50 to 1.00
September 30, 2012	7.00 to 1.00
December 31, 2012	6.50 to 1.00
March 31, 2013	6.50 to 1.00
June 30, 2013	6.25 to 1.00
September 30, 2013	6.00 to 1.00
December 31, 2013	5.50 to 1.00
March 31, 2014	5.50 to 1.00
June 30, 2014	5.00 to 1.00
September 30, 2014	5.00 to 1.00
December 31, 2014	4.75 to 1.00
March 31, 2015	4.50 to 1.00
June 30, 2015	4.50 to 1.00
September 30, 2015 and each fiscal quarter thereafter	4.25 to 1.00

Solely for purposes of determining compliance with the financial covenant set forth herein, any cash equity contribution (which equity shall be common equity or other equity that is not Disqualified Stock) made to the Borrower during the period commencing 15 days prior to the end of the relevant fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered pursuant to subsection 7.1(a) or subsection 7.1(b), as applicable, shall, at the request of Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the financial covenant set forth herein for periods including such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter-period there shall be a period of at least two fiscal quarters in which no Specified Equity Contribution is made and there shall not be more than five Specified Equity Contributions during the term of this Agreement, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenant set forth herein and (c) upon the Administrative Agent’s receipt of any such request of Borrower to include any Specified Equity Contribution in the calculation of Consolidated EBITDA, until the 10th Business Day after the applicable day on which financial statements are required to be delivered pursuant to subsection 7.1(a) or subsection 7.1(b), as applicable, no Lender Party shall exercise any right to accelerate the Loans or terminate the Commitments and no Lender Party shall exercise any right to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing as a result of a breach of this subsection 8.1. For the avoidance of doubt, all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement.

8.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) (i) Indebtedness of the Loan Parties under this Agreement (including Indebtedness in respect of Letters of Credit or any Incremental Facility) and Permitted Refinancings thereof and (ii) Indebtedness of the Loan Parties under the Second Lien Credit Agreement in an initial principal amount of $790,000,000 and Permitted Refinancings thereof, provided that the amount of Indebtedness of the Loan Parties permitted under the Second Lien Credit Agreement or any Permitted Refinancings thereof, notwithstanding anything to the contrary contained in the definition of “Permitted Refinancing”, may be increased by the amount of (A) any Second Lien Incremental Facilities incurred or permitted to be incurred pursuant to subsection 4.18 of the Second Lien Credit Agreement (as in effect on the date hereof) and (B) any optional prepayments of Second Lien Loans or any Permitted Refinancings thereof (other than, in each case, any optional prepayments effected pursuant to a Permitted Refinancing);

(b) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to any other Restricted Subsidiary; provided that (i) any such Indebtedness owed by a Loan Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations on terms reasonably satisfactory to the Administrative Agent and (ii) Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors to the Borrower or any Subsidiary Guarantor must also be permitted under subsection 8.7;

(c) Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by the Borrower or any of its Restricted Subsidiaries for speculative purposes;

(d) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds, in each case required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower and its Restricted Subsidiaries, and letters of credit obtained in support thereof in the ordinary course of business;

(e) existing Indebtedness of the Borrower or any of its Restricted Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

(f) (i) any Indebtedness of any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition after the Closing Date, (ii) any Indebtedness of any Person that is assumed by a Restricted Subsidiary in connection with an acquisition of assets by such Restricted Subsidiary in connection with a Permitted Acquisition after the Closing Date, and (iii) any Permitted Refinancing in respect of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that (x) in the case of clauses (i) and (ii) such Indebtedness exists at the time of such Permitted Acquisition and is not created in contemplation of or in connection with such Permitted Acquisition, (y) the aggregate principal amount of all Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors outstanding under this clause (f) shall not exceed $75,000,000 at any time and (z) no Group Member (other than such Person that becomes a Restricted Subsidiary of the Borrower or the Restricted Subsidiary, as the case may be, that so assumes such Person’s Indebtedness) shall guarantee or otherwise become liable for the payment of such Indebtedness;

(g) letters of credit of the Borrower and its Restricted Subsidiaries; provided that the aggregate face amount of such letters of credit shall not exceed $10,000,000 outstanding at any time;

(h) Indebtedness of the Borrower in respect of the Senior Notes in an aggregate principal amount at any time outstanding not to exceed $850,000,000 and any Permitted Refinancing thereof; provided that the Net Proceeds of any Senior Notes (other than Permitted Refinancings) issued after the Closing Date shall be applied in accordance with subsection 4.6(a);

(i) Indebtedness consisting of promissory notes issued by the Borrower and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of Parent permitted by subsection 8.8;

(j) (i) Indebtedness of the Borrower or any Restricted Subsidiary (including Capital Lease Obligations) incurred to finance the acquisition, construction, repair, replacement, lease or improvement of fixed or capital assets (or the purchase of the Capital Stock of any Person owning such assets) in an amount not to exceed $100,000,000 at any time outstanding; provided that such Indebtedness is incurred prior to or within 365 days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Indebtedness arising out of sale-leaseback transactions permitted hereunder and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii);

(k) cash management obligations and other Indebtedness of the Borrower and any Restricted Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, automatic clearing house arrangements and other similar arrangements in each case in connection with deposit accounts;

(l) unsecured Indebtedness arising from agreements of the Borrower and its Restricted Subsidiaries providing for seller financing, deferred purchase price, contingent liabilities in respect of any indemnification obligations, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with any Business Acquisition; provided, however, that (i) such

Indebtedness is not reflected on the balance sheet of the Borrower or any of its Restricted Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)), (ii) with respect to a disposition, the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition and (iii) as of the date of incurrence of any Indebtedness under this clause (l), the Consolidated Total Net Leverage Ratio (determined (i) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, and (ii) excluding the proceeds of such Indebtedness in the calculation of unrestricted cash and Cash Equivalents) of the Borrower and the Subsidiary Guarantors as of such date) is less than or equal to 6.0 to 1.0;

(m) Indebtedness of the Borrower or any of its Restricted Subsidiaries consisting of (i) financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n) Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Receivables Facilities in an aggregate amount not to exceed $50,000,000 at any time;

(o) Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that, as of the date of incurrence of any such Indebtedness, the Consolidated Total Net Leverage Ratio (determined (i) on a pro forma basis, after giving effect to the incurrence of such Indebtedness, and (ii) excluding the proceeds of such Indebtedness in the calculation of unrestricted cash and Cash Equivalents) of the Borrower and the Subsidiary Guarantors as of such date is less than or equal to 6.0 to 1.0; and

(p) other unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, at any time, the sum of (i) $100,000,000 and (ii) the aggregate amount of cash capital contributions (other than any Specified Equity Contribution and any cash capital contributions included in the calculation of the Available Amount to the extent such cash capital contributions have been applied pursuant to the definition of Available Amount to make an Investment pursuant to subsection 8.7(r), a Restricted Payment pursuant to subsection 8.8(b) or a prepayment of Second Lien Loans or Second Lien Permitted Refinancings pursuant to subsection 8.15(b)(iii)) received by the Borrower after the Closing Date;

; provided that the aggregate amount of Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors (other than Indebtedness set forth on Schedule 8.2 and any Permitted Refinancings thereof) shall not exceed $100,000,000 at any time.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet overdue by more than 30 days or not yet payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising by operation of law, in each case in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with GAAP;

(c) (i) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation and/or securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(d) (i) easements, right-of-way, zoning, other land use regulations and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate do not materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole and (ii) any exceptions set forth in any title policies with respect to Mortgaged Properties;

(e) (i) Liens pursuant to the Loan Documents and (ii) subject to the Intercreditor Agreement, Liens pursuant to the Second Lien Security Documents (or any Second Priority Security Documents (as defined in the Intercreditor Agreement));

(f) Liens on assets of entities or Persons which become Restricted Subsidiaries of the Borrower after the date hereof; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

(g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

(h) Liens securing any Indebtedness permitted under subsection 8.2(j); provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, repairing, replacing, leasing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds and products thereof);

(i) existing Liens described in Schedule 8.3 and renewals thereof; provided that no such Lien is spread to cover any additional property after the Closing Date other than proceeds and products thereof and that the amount secured thereby is not increased (except in accordance with subsection 8.3(z));

(j) Liens securing arrangements permitted by the proviso contained in subsection 8.10;

(k) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) Liens securing Indebtedness owing to the Borrower or any Subsidiary Guarantor under subsection 8.2(b);

(m) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted

Subsidiary (including in connection with any acquisition permitted under subsection 8.7); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(n) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to subsection 8.2(n);

(o) Liens securing any Permitted Refinancing permitted under subsection 8.2; provided that such security interests shall not apply to any property or assets that were not collateral for the Indebtedness being refinanced;

(p) Liens securing obligations of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business in an aggregate amount not to exceed $75,000,000 at any time;

(q) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9(h) so long as such Liens (to the extent covering Collateral) are junior to the Liens created pursuant to the Security Documents;

(r) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business and not interfering in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;

(s) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking or other financial institution arising as a matter of law or granted in the ordinary course of business and under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; provided that, in the case of this clause (ii), unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;

(t) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to subsections 8.7(c), 8.7(k), 8.7(r), 8.7(t) or 8.7(u) to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to dispose of any property in a disposition permitted under subsection 8.6, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(u) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements relating solely to operating leases of personal property entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(v) any interest or title of a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense arrangement (including software and other technology licenses) entered into by the Borrower or any other Restricted Subsidiary in the ordinary course of its business and which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect;

(w) Liens on Cash Collateral granted in favor of any Lenders and/or the Issuing Lender created as a result of any requirement to Cash Collateralize pursuant to this Agreement;

(x) Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(y) Liens on cash or Cash Equivalents used to defease or to satisfy and discharge Indebtedness, provided that such defeasance or satisfaction and discharge is permitted hereunder; and

(z) other Liens securing Indebtedness of the Borrower or any Restricted Subsidiary; provided that at the time of incurrence of any such Lien, the Consolidated Senior Secured Net Leverage Ratio as of such date (determined on a pro forma basis, after giving effect to the incurrence of any Indebtedness and such Lien (but excluding the proceeds of any such Indebtedness in the calculation of unrestricted cash and Cash Equivalents)) is less than or equal to 4.0 to 1.0; provided further that the Liens securing such Indebtedness are pari passu with, or junior to, the Liens securing the Obligations, and such Liens shall be subject to an intercreditor agreement reasonably satisfactory to the Administrative Agent.

8.4 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) guarantees by the Borrower or any Restricted Subsidiaries of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Borrower or any of its Restricted Subsidiaries;

(b) guarantees by the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $30,000,000 at any one time;

(c) existing Contingent Obligations described in Schedule 8.4 including any extensions or renewals thereof;

(d) Contingent Obligations of the Borrower or any of its Restricted Subsidiaries in respect of any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than any such contracts, arrangements or transactions entered into by the Borrower or any of its Restricted Subsidiaries for speculative purposes;

(e) Contingent Obligations of any Subsidiary Guarantor pursuant to the Guarantee and Collateral Agreement, the Second Lien Guarantee and Collateral Agreement or any other Second Priority Guarantee (as defined in the Intercreditor Agreement);

(f) guarantees by the Borrower and its Restricted Subsidiaries of (i) Indebtedness of the Borrower and its Restricted Subsidiaries permitted under subsection 8.2 (other than clause (f) thereof) and (ii) obligations (other than Indebtedness) of the Borrower and its Restricted Subsidiaries not prohibited hereunder; provided that (i) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor shall only be permitted to the extent permitted by subsection 8.7(b) and (ii) with respect to any guarantee by a Subsidiary Guarantor, if the Indebtedness so guaranteed is subordinated in right of payment to the Obligations, such guarantee shall be subordinated in right of payment to the guarantee of the Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being guaranteed;

(g) guarantees by the Borrower and any Subsidiary Guarantor of the obligations under the Senior Notes and any Permitted Refinancing thereof; and

(h) guarantees by the Borrower or any Restricted Subsidiary of Indebtedness permitted under subsection 8.2(f), so long as such guarantee is permitted by the terms of such subsection.

8.5 Prohibition of Fundamental Changes. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Restricted Subsidiary or Affiliate of Parent or any of its Subsidiaries), or transfer all or substantially all of its assets to any Unrestricted Subsidiary or Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any business other than business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental, complementary or ancillary thereto, including without limitation in broadcasting and other media businesses, except for (a) the transactions otherwise permitted pursuant to subsections 8.6 and 8.7; provided that the Borrower may not merge, consolidate or amalgamate with any Person unless the Borrower is the continuing or surviving Person, (b) the liquidation or dissolution of any Restricted Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (c)(i) any Restricted Subsidiary that is not a Subsidiary Guarantor may merge, amalgamate or consolidate with or into any other Restricted Subsidiary (provided that in any such transaction involving a Subsidiary Guarantor, a Subsidiary Guarantor must be the continuing or surviving Person) and (ii) any Restricted Subsidiary may change its legal form if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder) and (d) any Restricted Subsidiary may dispose of any or all of its assets to the Borrower or to another Restricted Subsidiary (upon voluntary liquidation or otherwise); provided that if the transferor in such a transaction is a Subsidiary Guarantor, then (i) the transferee or assignee must be a Subsidiary Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor in accordance with subsections 8.2 and 8.7 respectively or pursuant to a disposition permitted by subsection 8.6.

8.6 Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

(a) the sale or other disposition by the Borrower or any of its Restricted Subsidiaries of any tangible personal property that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out or no longer used or useful in the conduct of the business of the Borrower or any Restricted Subsidiaries, and which is disposed of in the ordinary course of business;

(b) sales of inventory by the Borrower or any of its Restricted Subsidiaries made in the ordinary course of business;

(c) any Restricted Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary of the Borrower (including by way of merging such Subsidiary into another wholly-owned Restricted Subsidiary that is a Domestic Subsidiary or the Borrower) or make any investment permitted by subsection 8.7, and any Restricted Subsidiary may sell or otherwise dispose of, or part with control of any or all of, the stock of any Restricted Subsidiary to the Borrower, to a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary of the Borrower or to any other Restricted Subsidiary to the extent such transfer constitutes an investment permitted by subsection 8.7; provided that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Restricted Subsidiary to another Restricted Subsidiary whose Capital Stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its Capital Stock to the Administrative Agent than was pledged by the transferor Restricted Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Restricted Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under subsection 7.10(b);

(d) any Foreign Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Borrower or a wholly-owned Restricted Subsidiary and any Foreign Subsidiary of the Borrower may sell or otherwise dispose of, or part control of any or all of, the Capital Stock of, or other equity interests in, any Foreign Subsidiary of the Borrower to a wholly-owned Restricted Subsidiary; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e) the sale or other disposition by the Borrower or any of its Restricted Subsidiaries of other assets consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) with respect to the sale or other disposition of Broadcast Assets, if the consideration for such sale or other disposition exceeds $2,500,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents (provided that to the extent the consideration for all such sales or other dispositions made in reliance on this clause (e) of Broadcast Assets for which the consideration was $2,500,000 or less exceeds $20,000,000 in the aggregate, the consideration for any sale or other disposition of a Broadcast Asset made thereafter in reliance on this clause (e) shall consist of at least 75% in cash and Cash Equivalents), (iii) with respect to the sale or other disposition of assets that are not Broadcast Assets (“Non-Broadcast Assets”), to the extent the aggregate consideration for all such sales or other dispositions of Non-Broadcast Assets made in reliance on this clause (e) exceeds $25,000,000 in the aggregate, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents and (iv) at any time that the Consolidated Total Leverage Ratio for the Test Period most recently ended is greater than 5.0 to 1.0 and the Borrower has sold or disposed of assets in reliance on this clause (e) and subsection 8.6(f) in excess of $500,000,000 in the aggregate, the Reinvestment Rights provided in subsection 4.6(b) shall only be available to the extent that, at the time of receipt of such Net Proceeds, no Term Loans remain outstanding;

(f) the one-time sale or other disposition by the Borrower or any of its Restricted Subsidiaries of a Non-Broadcast Asset, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries generated by such Non-Broadcast Asset for the Test Period most recently ended represents less than 5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such Test Period, (iii) at any time that the Consolidated Total Leverage Ratio for the Test Period most recently ended is greater than 5.0 to 1.0 and the Borrower has sold or disposed of assets in reliance on this clause (f) and subsection 8.6(e) in excess of $500,000,000 in the aggregate, the Reinvestment Rights provided in subsection 4.6(b) shall only be available to the extent that, at the time of receipt of such Net Proceeds, no Term Loans remain outstanding and (iv) substantially concurrently with the consummation of such sale or other disposition, the Borrower shall provide the Administrative Agent with a certificate of a Responsible Officer certifying that such sale or other disposition is being effected pursuant to this clause (f) and that such sale or other disposition complies with the provisions of this clause (f);

(g) the sale or other disposition by the Borrower or any of its Restricted Subsidiaries (or a Divestiture Trust which holds Broadcast Assets for Stations) of (x) Stations (and related Broadcast Assets) listed on Schedule 8.6 or (y) Stations (and related Broadcast Assets) acquired in any acquisition permitted under subsection 8.7, in each case to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the FCC; provided that (i) any such sale or other disposition shall be made for fair value on an arms’ length basis, (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents, and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with subsection 4.6;

(h) dispositions by the Borrower or any of its Restricted Subsidiaries of past due accounts receivable in connection with the collection, write down or compromise thereof;

(i) leases, subleases, or sublicenses of property by the Borrower or any of its Restricted Subsidiaries, and dispositions of intellectual property by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, in each case that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries, and dispositions of intellectual property under a research or development agreement in which the other party receives a license to intellectual property that results from such agreement;

(j) transfers by the Borrower or any of its Restricted Subsidiaries of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;

(k) dispositions by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Borrower or any of its Restricted Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(l) sales by the Borrower or any of its Restricted Subsidiaries of immaterial non-core assets acquired in connection with a Business Acquisition which are not used in the business of the Borrower and its Restricted Subsidiaries;

(m) any disposition by the Borrower or any of its Restricted Subsidiaries of real property to a Governmental Authority as a result of a condemnation of such real property;

(n) exclusive or non-exclusive licenses or similar agreements entered into by the Borrower or any of its Restricted Subsidiaries in respect of intellectual property;

(o) the sale of any Unrestricted Subsidiary;

(p) any disposition, assignment or writedown by the Borrower or any of its Restricted Subsidiaries of the Gleiser Note;

(q) substantially concurrent sales, transfers and other dispositions by the Borrower or any of its Restricted Subsidiaries of related business assets to the extent such assets are exchanged substantially simultaneously for replacement business assets, provided that (i) no more than 30% of any consideration given by the Borrower or its Restricted Subsidiaries for such asset swap consists of cash or Cash Equivalents and (ii) the Borrower or such Restricted Subsidiary receives consideration at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold, transferred or otherwise disposed of (each such asset swap, a “Permitted Asset Swap”);

(r) to the extent constituting dispositions, mergers, consolidations and liquidations permitted by subsection 8.5, Restricted Payments permitted by subsection 8.8 and Liens permitted by subsection 8.3;

(s) dispositions by the Borrower or any of its Restricted Subsidiaries of cash and Cash Equivalents;

(t) dispositions by the Borrower or any of its Restricted Subsidiaries of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(u) the unwinding by the Borrower or any of its Restricted Subsidiaries of any Swap Agreement in accordance with its terms;

(v) terminations of leases, subleases, licenses and sublicenses by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(w) sale leasebacks by the Borrower or any of its Restricted Subsidiaries permitted by subsection 8.10; and

(x) sales, transfers and dispositions by the Borrower or any of its Restricted Subsidiaries of accounts receivable pursuant to a Receivables Facility.

8.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) (i) loans or advances by the Borrower or any of its Restricted Subsidiaries in respect of intercompany accounts attributable to the operation of the Borrower’s cash management system and (ii) loans or advances by the Borrower or any of its Restricted Subsidiaries to a Subsidiary Guarantor (or a Restricted Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Restricted Subsidiary is required to be a Subsidiary Guarantor);

(b) Investments by the Borrower and its Restricted Subsidiaries in Subsidiaries of the Borrower that are not Subsidiary Guarantors; provided that at all times the aggregate amount of all such Investments, together with any guarantees by the Borrower and its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, shall not exceed $20,000,000;

(c) Investments by the Borrower and the Restricted Subsidiaries, not otherwise described in this subsection 8.7, in the Borrower or in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

(d) any Restricted Subsidiary of the Borrower may make Investments in the Borrower (by way of capital contribution or otherwise);

(e) the Borrower and its Restricted Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $5,000,000 per individual institution and $25,000,000 in the aggregate at any one time;

(f) the Borrower or any of its Restricted Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Borrower or any such Restricted Subsidiary not to exceed $10,000,000 in the aggregate at any one time;

(g) the Borrower or any of its Restricted Subsidiaries may make payroll advances in the ordinary course of business;

(h) the Borrower or any of its Restricted Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause shall prevent the Borrower or any Restricted Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(i) the Borrower and its Restricted Subsidiaries may make Investments in connection with asset sales permitted by subsection 8.6(e), (f) or (g) or to which the Required Lenders consent;

(j) existing Investments of the Borrower described in Schedule 8.7;

(k) the Borrower and its Restricted Subsidiaries may in a single transaction or series of related transactions, make acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or all or substantially all of the outstanding Capital Stock of any corporation or other entity (other than any director’s qualifying shares or any options for equity interests that cannot, as a matter of law, be cancelled, redeemed or otherwise extinguished without the express agreement of the holder thereof at or prior to acquisition) or any Station and Broadcast Assets related thereto as long as (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (provided that this clause (i) shall not apply with respect to any acquisition made pursuant to a legally binding commitment entered into at a time when no Default existed or would result from the making of such acquisition), (ii) as of the date of such acquisition, the Consolidated Senior Secured Net Leverage Ratio (determined on a pro forma basis, after giving effect to such acquisition and any incurrence of Indebtedness in connection therewith (but excluding the proceeds of any such Indebtedness in the calculation of unrestricted cash and Cash Equivalents)) is less than or equal to the greater of (A) the Consolidated Senior Secured Net Leverage Ratio as of the last day of the most recently ended fiscal quarter and (B) 5.0 to 1.0, (iii) all actions required to be taken with respect to any acquired assets or acquired or newly formed Subsidiary under subsection 7.10 shall be taken substantially simultaneously with consummation of such acquisition, (iv) any acquisition of an Unrestricted Subsidiary pursuant to this clause (k) shall be an Investment permitted by a provision of this subsection 8.7 (other than this clause (k)), (v) any such newly acquired Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by subsection 8.2 and (vi) the Borrower has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (v) above, together with all relevant financial information for the Person or assets to be acquired; provided that the aggregate consideration (whether cash or property, as valued in good faith by the board of directors of the Borrower) given by the Borrower and its Restricted Subsidiaries for all acquisitions consummated after the Closing Date in reliance on this clause (k) of Persons that do not, upon the acquisition thereof, become Subsidiary Guarantors shall not exceed $25,000,000;

(l) (i) Investments by the Borrower and any Restricted Subsidiaries in any business, division, line of business or Person acquired pursuant to a Permitted Acquisition so long as the conditions to the making of any Permitted Acquisition set forth in subsection 8.7(k) are satisfied mutatis mutandis with respect to the making of such Investment and (ii) Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary pursuant to a Business Acquisition (provided that such Investment was not made in connection with or anticipation of such Person becoming a Restricted Subsidiary);

(m) the Borrower and its Restricted Subsidiaries may make loans or advances to, or acquisitions or other Investments in, other Persons (exclusive of (i) Unrestricted Subsidiaries and (ii) Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with joint ventures, provided the consideration paid by the Borrower or any of its Subsidiaries in all such transactions after the Closing Date, does not exceed in the aggregate $15,000,000;

(n) the Borrower and its Restricted Subsidiaries may make loans or advances to, or other Investments in, or otherwise transfer funds (including by way of repayment of loans or advances) to, Foreign Subsidiaries that are Restricted Subsidiaries (including new Foreign Subsidiaries that are to become Restricted Subsidiaries); provided that the consideration paid by the Borrower or any of its Restricted Subsidiaries in all transactions after the Closing Date (net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Borrower or its Restricted Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $5,000,000;

(o) the Borrower or any of its Restricted Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of the Borrower or its Restricted Subsidiaries in connection with such person’s acquisition of shares of the Borrower, so long as no cash is actually advanced by the Borrower or any of its Restricted Subsidiaries to such persons in connection with the acquisition of any such obligations;

(p) the Borrower and its Restricted Subsidiaries may acquire assets with the Net Proceeds from Asset Sales in accordance with the reinvestment rights provided under subsection 4.6(b);

(q) the Borrower and its Restricted Subsidiaries may acquire assets under a Permitted Asset Swap;

(r) the Borrower and its Restricted Subsidiaries may make other Investments in an aggregate amount not to exceed the Available Amount at such time;

(s) the Borrower and its Restricted Subsidiaries may purchase any Capital Stock of CMP not already owned by a Group Member on the Closing Date;

(t) the Borrower and its Restricted Subsidiaries may make Investments to the extent the consideration paid therefor consists solely of (i) Capital Stock, which is not Disqualified Stock, of any Restricted Subsidiary or (ii) the Net Proceeds of any substantially concurrent issuance of Capital Stock, which is not Disqualified Stock, by Parent or any Restricted Subsidiary (other than any issuance the proceeds of which have been included in the calculation of the Available Amount to the extent such proceeds have been applied pursuant to the definition of “Available Amount” to make an Investment pursuant to subsection 8.7(r), a Restricted Payment pursuant to subsection 8.8(b) or a prepayment of Second Lien Loans or Second Lien Permitted Refinancings pursuant to subsection 8.15(b)(iii), have been applied for Restricted Payments under subsection 8.8(c) or subsection 8.8(h) or have been applied for prepayments of Indebtedness under subsection 8.15(b)(iv)); provided that, (x) immediately before and after making such Investment, no Default or Event of Default shall have occurred and be continuing), (y) in the case of clause (ii) in respect of an issuance by Parent, the proceeds thereof have been contributed by Parent in cash as common equity to the Borrower or such Restricted Subsidiary and (z) in the case of clause (ii), such issuance is to a Person other than a Group Member; and

(u) the Borrower and its Restricted Subsidiaries may make other Investments not to exceed, together with all other Investments made in reliance on this clause (u), the greater of (i) $150,000,000 and (ii) the lesser of (x) 33% of consolidated total assets of the Borrower and its Restricted Subsidiaries as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to subsection 7.1(a) or 7.1(b), as applicable, and (y) $450,000,000.

For purposes of calculating the amount of any Investment, such amount shall equal (x) the amount actually invested less (y) any repayments, interest, returns, profits, dividends, distributions, income and similar amounts actually received in cash from such Investment (from dispositions or otherwise) (which amount referred to in this clause (y) shall not exceed the amount of such Investment at the time such Investment was made).

8.8 Limitation on Restricted Payments. Declare any dividends on any shares of any class of stock of any Group Member, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Restricted Subsidiaries, or make any optional payment or prepayment on the principal of the Senior Notes or any Permitted Refinancing of the Senior Notes or redeem or otherwise acquire, purchase or defease any Senior Notes or any Permitted Refinancing thereof (all of the foregoing being referred to herein as “Restricted Payments”); except that:

(a) (i) any Group Member may declare or pay dividends to the Borrower or any Subsidiary Guarantor, (ii) any Group Member that is not a Loan Party may declare or pay dividends to any other Group Member that is not a Loan Party and (iii) any Restricted Subsidiary may declare and pay dividends ratably with respect to its Capital Stock;

(b) so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the Borrower could incur $1 of additional Indebtedness under subsection 8.2(o) (with the Consolidated Total Net Leverage Ratio for such purpose being calculated (i) after giving pro forma effect to the making of such Restricted Payment and any Indebtedness incurred in connection therewith and (ii) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents)), the Borrower may make Restricted Payments in an aggregate amount not to exceed the Available Amount;

(c) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may, or may pay dividends or make distributions to Parent to permit Parent to, purchase its common stock or common stock options from former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the amount of payments made under this clause (c) after the Closing Date shall not exceed $5,000,000 in the aggregate in any fiscal year of the Borrower (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any fiscal year of the Borrower); provided further that such amount in any fiscal year may be increased by an amount not to exceed (i) the Net Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Parent to any employee, member or the board of directors or consultant of any Group Member that occurs after the Closing Date, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to the Borrower and (y) have not been (A) included in the calculation of the Available Amount and applied to make an Investment pursuant to subsection 8.7(r), a Restricted Payment pursuant to subsection 8.8(b) or a prepayment of Second Lien Loans or Second Lien Permitted Refinancings pursuant to subsection 8.15(b)(iii), (B) applied for Investments under subsection 8.7(t) or Restricted Payments under subsection 8.8(h) or (C) applied to make a prepayment of Indebtedness under subsection 8.15(b)(iv); plus (ii) the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Closing Date; less (iii) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii);

(d) so long as no Default or Event of Default then exists or would result therefrom, the Borrower may, or may pay dividends or make distributions to Parent to permit Parent to, make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto, provided that the aggregate amount of such payments made by the Borrower after the Closing Date shall not exceed $5,000,000 in any fiscal year (with unused amounts in any fiscal year of the Borrower being carried over to succeeding fiscal years subject to a maximum of $10,000,000 in any fiscal year);

(e) CMP Susquehanna Radio Holdings Corp. may redeem, repurchase, retire or acquire the Radio Holdings Preferred Stock in connection with the Refinancing;

(f) so long as no Default or Event of Default then exists or would result therefrom, any Group Member may make dividends or distributions within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(g) so long as no Default or Event of Default then exists or would result therefrom, the Borrower and its Restricted Subsidiaries may, directly (in the case of the Borrower) or indirectly (in the case of any Restricted Subsidiaries), make distributions to Parent to permit Parent to make cash payments in lieu of the issuance of fractional shares or interests in connection with the exercise of warrants, options or other rights or securities convertible into or exchangeable for Capital Stock of Parent; provided that any such cash payment shall not be for the purpose of evading the limitations of this covenant;

(h) the Borrower may make payments in respect of the Senior Notes and any Permitted Refinancing thereof and redeem, repurchase, retire or acquire any Capital Stock of Parent in exchange for, or out of the Net Proceeds of, the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (i) have been contributed by Parent in cash as common equity to the Borrower and (ii) have not been (A) included in the calculation of the Available Amount and applied to make an Investment pursuant to subsection 8.7(r), a Restricted Payment pursuant to subsection 8.8(b) or a prepayment of Second Lien Loans or Second Lien Permitted Refinancings pursuant to subsection 8.15(b)(iii), (B) applied for Restricted Payments under subsection 8.8(c) or applied for Investments under subsection 8.7(t) or (C) applied to a prepayment of Indebtedness under subsection 8.15(b)(iv);

(i) the Borrower and its Restricted Subsidiaries may convert or exchange all or any part of the Senior Notes or any Permitted Refinancings thereof to Capital Stock (other than Disqualified Stock) of Parent;

(j) the Borrower and its Restricted Subsidiaries may make payments in respect of the Senior Notes and any Permitted Refinancing thereof (i) in connection with any refinancing of the Senior Notes or any Permitted Refinancing thereof permitted pursuant to the terms hereof or (ii) so long as (x) no Default or Event of Default then exists or would result therefrom and (y) as of the date of such payment, the Consolidated Senior Secured Leverage Ratio (determined on a pro forma basis, after giving effect to the prepayment of such Indebtedness and any Indebtedness incurred in connection with such prepayment) is less than or equal to 4.0 to 1.0; and

(k) the Borrower may pay dividends or make distributions to Parent to permit Parent (i) to pay corporate overhead expenses incurred in the ordinary course of business and (ii) to pay amounts required for Parent to pay federal, state and local income Taxes imposed directly on Parent to the extent such Taxes are attributable to the income of the Borrower and its Restricted Subsidiaries (including, without limitation, by virtue of Parent being the common parent of a consolidated or combined Tax group of which the Borrower and/or its Restricted Subsidiaries are members); provided that the amount of any such dividends or distributions (plus any Taxes payable directly by the Borrower and its Restricted Subsidiaries) shall not exceed the amount of such Taxes that would have been payable directly by the Borrower and/or its Restricted Subsidiaries had the Borrower been the common parent of a separate Tax group that included only the Borrower and its Restricted Subsidiaries.

8.9 Transactions with Affiliates. Enter into after the date hereof any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) except (a) for transactions which are otherwise not prohibited under this Agreement and which are upon fair and reasonable terms no less favorable in any material respect to the Borrower or such Restricted Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, (b) so long as no Event of Default under Section 9(a) or (f) has occurred and is continuing, the payment of monitoring fees, management fees or similar fees to Affiliates of the Borrower in an aggregate amount not to exceed $2,500,000 during any fiscal year of the Borrower (it being understood that any such fees (within the annual cap) that are accrued and unpaid while an Event of Default under Section 9(a) or (f) continues may be paid at such time that no Event of Default under Section 9(a) or (f) is continuing, whether in the fiscal year of the Borrower when such fees were originally due and payable or in any subsequent fiscal year of the Borrower), (c) the Equity Contribution and the issuance of the Closing Date Preferred Stock, (d) the reasonable and customary fees payable to the directors of the Group Members and reimbursement of reasonable out-of-pocket costs of the directors of the Group Members, (e) the payment of reasonable and customary indemnities to the directors, officers and employees of the Group Members in the ordinary course of business and (f) as permitted under subsection 8.2(b), subsection 8.3(l), subsections 8.4(a) and (f), subsection 8.6(c), subsection 8.7(c) and (d) and subsection 8.8 or (g) as set forth on Schedule 8.9.

8.10 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property which has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member, provided that the Borrower or any of its Restricted Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $100,000,000 during the term of this Agreement if the Net Proceeds from such sale leaseback arrangements are applied to the prepayment of Term Loans in accordance with the provisions of subsection 4.6(b); provided that the Reinvestment Rights provided in subsection 4.6(b) shall not be available with respect to such Net Proceeds.

8.11 Fiscal Year. Permit the fiscal year for financial reporting purposes of the Borrower to end on a day other than December 31, unless the Borrower shall have given at least 45 days prior written notice to the Administrative Agent.

8.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits (other than a dollar limit, provided that such dollar limit is sufficient in amount to allow at all times the Liens to secure the Obligations) the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement, the other Loan Documents, the Second Lien Loan Documents and the Senior Notes (and any agreement governing any Permitted Refinancing in respect of the Loans or the Senior Notes or any Second Lien Permitted Refinancing, so long as any such prohibition or limitation contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Closing Date), (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (d) pursuant to applicable law, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (f) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale-leaseback of any property permitted under this Agreement, (g) documents, agreements or constituent documents governing joint ventures, (h) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (i) agreements permitted under subsection 8.10, (j) restrictions arising in connection with cash or other deposits permitted under subsections 8.3 and 8.7 and limited to such cash or deposits and (k) customary non-assignment provisions in contracts entered into in the ordinary course of business.

8.13 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Restricted Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any other Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, the Second Lien Loan Documents or the Senior Notes (or any agreement governing any Permitted Refinancing in respect of the Loans or the Senior Notes or any Second Lien Permitted Refinancings, so long as any such restriction contained in such refinancing agreement is not materially less favorable to the Lenders that that which exists as of the Closing Date), (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or all or substantially all of the assets of such Restricted Subsidiary, (iii) applicable law, (iv) restrictions in effect on the date of this Agreement contained in the agreements governing the Indebtedness in effect on the Closing Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the date of this Agreement governing the Indebtedness being renewed, extended or refinanced, (v) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Restricted Subsidiaries, in each case entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) Liens permitted under subsection 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens;

provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (viii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Borrower and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (ix) any customary restriction on cash or other deposits imposed under agreements entered into in the ordinary course of business or net worth provisions in leases and other agreements entered into in the ordinary course of business, (x) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; (xi) restrictions on deposits imposed under contracts entered into in the ordinary course of business; and (xii) any restrictions under any Indebtedness permitted by subsection 8.2 if such restrictions are no more restrictive to the Borrower and its Restricted Subsidiaries than those contained under this Agreement.

8.14 FCC Licenses. Cause any of the FCC Licenses to be held at any time by any Person other than the Borrower or any of its wholly-owned Restricted Subsidiaries that are Domestic Subsidiaries (with an exception for those Stations held in a Divestiture Trust pursuant to rule, regulation or order of the FCC).

8.15 Certain Payments of Indebtedness. (a) Make any payment in violation of any of the subordination provisions of any Subordinated Indebtedness or any payment of regularly scheduled interest or principal on any Subordinated Indebtedness at any time after the occurrence and during the continuation of an Event of Default under Section 9(a); or (b) make any payment or prepayment (including payments as a result of acceleration thereof) on the Second Lien Loans (or any Second Lien Permitted Refinancing) or any Subordinated Indebtedness or redeem or otherwise acquire, purchase or defease the Second Lien Loans (or any Second Lien Permitted Refinancing) or any Subordinated Indebtedness, except that (i) any Group Member may make any such payment in connection with any refinancing of the Second Lien Loans or any Second Lien Permitted Refinancing or any Subordinated Indebtedness permitted pursuant to the terms hereof; (ii) any Group Member may make payments in respect of the Second Lien Loans or any Second Lien Permitted Refinancing or any Subordinated Indebtedness so long as (x) no Default or Event of Default then exists or would result therefrom and (y) as of the date of such payment, the Consolidated Senior Secured Leverage Ratio (determined on a pro forma basis, after giving effect to the prepayment of such Indebtedness and any Indebtedness incurred in connection with such prepayment) is less than or equal to 4.0 to 1.0; (iii) with respect to the Second Lien Loans or any Second Lien Permitted Refinancing, so long as (x) no Default or Event of Default then exists or would result therefrom and (y) the Borrower could incur $1 of additional Indebtedness under subsection 8.2(o) (with the Consolidated Total Net Leverage Ratio for such purpose being calculated (1) after giving pro forma effect to the making of such prepayment and any Indebtedness incurred in connection therewith and (2) excluding the proceeds of such Indebtedness in the determination of unrestricted cash and Cash Equivalents)), any Group Member may prepay the Second Lien Loans or any Second Lien Permitted Refinancing in an aggregate amount not to exceed the Available Amount, (iv) any Group Member may prepay the Second Lien Loans or any Second Lien Permitted Refinancing or any Subordinated Indebtedness out of the Net Proceeds of the substantially concurrent sale or issuance (other than to any Group Member) of Capital Stock (other than any Disqualified Stock) of Parent, solely to the extent such Net Proceeds (x) have been contributed by Parent in cash as common equity to the Borrower and (y) have not been (1) included in the calculation of the Available Amount and applied to make an Investment pursuant to subsection 8.7(r), a Restricted Payment pursuant to subsection 8.8(b) or a prepayment of Second Lien Loans or a Second Lien Permitted Refinancing pursuant to subsection 8.15(b)(iii) or (2) applied for Restricted Payments under subsections 8.8(c) or 8.8(h) or applied for Investments under subsection 8.7(t), (v) if a Lender has declined a prepayment in accordance with subsection 4.6(f), the Borrower may make a prepayment in respect of the Second Lien Loans in accordance with subsection 4.5 of the Second Lien Credit Agreement (or, after payment in full of all Second Lien Loans, a prepayment in respect of any Second Lien Permitted Refinancing if required by the terms of such Indebtedness) in an amount equal to the applicable Declined Prepayment Amount; and (vi) the Borrower and its Restricted Subsidiaries may convert or exchange all or any portion of any Subordinated Indebtedness to Capital Stock (other than Disqualified Stock) of Parent.

8.16 Amendment of Material Documents. Amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to (a) its certificate of incorporation, by-laws or other organizational documents, (b) any indenture, credit agreement or other document entered into to evidence or govern the terms of any Indebtedness identified on Schedule 8.2 or permitted to be created, incurred or assumed pursuant to subsection 8.2 (including, for the avoidance of doubt, the Second Lien Credit Agreement) and, in each case, any indenture, credit agreement or other document entered into with respect to any extension, renewal, replacement or refinancing thereof or (c) any document entered into to evidence or govern the terms of any Preferred Stock, in each case except for any such amendment, modification or waiver that, (i) would not, in any material respect, adversely affect the interests of the Lenders and (ii) would otherwise not be prohibited hereunder; provided that no such amendment, modification, waiver, change, consent or agreement shall be made with respect to the Second Lien Credit Agreement unless not prohibited under the Intercreditor Agreement.

SECTION 9. EVENTS OF DEFAULT.

Upon the occurrence of any of the following events:

(a) The Borrower shall fail to (i) pay any principal of any Loan or Note or Revolving L/C Obligation when due in accordance with the terms hereof or (ii) pay any interest on any Loan or any other amount payable hereunder within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in subsection 3.3(d), 7.7(a) or Section 8 of this Agreement; provided that a default by the Borrower under subsection 8.1 shall not constitute an Event of Default with respect to the Term Facility or any Term Loans unless and until the Majority Revolving Lenders shall have terminated their Revolving Credit Commitments and declared all amounts under the Revolving Credit Facility to be due and payable (such period commencing with a default under subsection 8.1 and ending on the date on which the Majority Revolving Lenders with respect to the Revolving Credit Facility terminate and accelerate the Revolving Credit Facility, the “Term Loan Standstill Period”); or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in any Loan Document, and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower; or

(e) Parent or any of its Restricted Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the Revolving L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans, the Revolving L/C Obligations or any intercompany debt) in respect of Indebtedness, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or such Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation in respect of Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations (without duplication of any Indebtedness and Contingent Obligations in respect thereof) which would then become due or payable as described in this Section 9(e) would equal or exceed $35,000,000; or

(f) (i) Parent or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or a material portion of its assets, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Parent or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Parent or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Parent or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Parent or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Parent or any of its Restricted Subsidiaries (other than any Non-Significant Subsidiary) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) A Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Loan Party or any ERISA Affiliate shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, in either case whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Loan Party or any ERISA Affiliate shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Loan Party or ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Loan Party or any ERISA Affiliate shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, terminated, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against Parent or any of its Restricted Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Except as contemplated by this Agreement or as provided in subsection 11.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing; or

(j) Except as contemplated by this Agreement or as provided in subsection 11.1, any Grantor (as defined in the Guarantee and Collateral Agreement) shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement with the effect that the Guarantee and Collateral Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a Lien with the priority purported to be created thereby and, for the avoidance of doubt, as required by the Intercreditor Agreement, in each case other than with respect to items of Collateral not exceeding $2,500,000 in the aggregate or any Loan Party shall assert in writing that the Guarantee and Collateral Agreement or the Intercreditor Agreement is no longer in full force and or effect or the Lien granted by the Guarantee and Collateral Agreement is no longer of the priority purported to be created thereby and, for the avoidance of doubt, as required by the Intercreditor Agreement; provided that there shall be no Event of Default under this Section 9(j) to the extent such Event of Default arises from the failure of the Administrative Agent to file financing statements or continuation statements under the Uniform Commercial Code in respect of any Lien granted by the Guarantee and Collateral Agreement; or

(k) A Change in Control shall occur; or

(l) The loss, revocation or suspension of, or any material impairment in the ability to use, any one or more FCC Licenses with respect to any Station of the Borrower or any Restricted Subsidiary generating collective Broadcast Cash Flow equal to or greater than 15% of the total Broadcast Cash Flow of the Borrower and the Subsidiary Guarantors;

then, and in any such event, (a) if such event is an Event of Default with respect to the Borrower specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Commitments and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, and (ii) all obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and the Issuing Lender’s obligation to issue Letters of Credit shall immediately terminate; (b) if such event is an Event of Default arising from a breach of subsection 8.1, any or all of the following actions may be taken: (X) (i) with the consent of the Majority Revolving Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Revolving Credit Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Majority Revolving Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Lenders, the Administrative Agent shall, by notice to the Borrower, (A) declare the Revolving Credit Loans hereunder (with accrued interest thereon) and all other amounts owing under the Loan Documents with respect to the Revolving Credit Facility under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable and (B) declare all or any portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations; and (Y) subject to the proviso in paragraph (c) above and the expiration of the Term Loan Standstill Period (if applicable), with the consent of the Majority Term Lenders, the Administrative Agent may, or upon the request of the Majority Term Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing with respect to the Term Facility under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (c) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Commitments and the Issuing Lender’s obligation to issue Letters of Credit to be terminated forthwith, whereupon the Commitments and such obligation shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower (A) declare all or a portion of the Loans of all Lenders hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Borrower in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Borrower discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be made by the Borrower directly to a cash collateral account established by the Administrative Agent for such purpose for application to the Borrower’s Revolving L/C Obligations as drafts are presented under the Letters of Credit, with the balance, if any, to be applied to the Borrower’s obligations under this Agreement and the Loans as the Administrative Agent shall determine with the approval of the Required Lenders. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

10.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent under this Agreement and irrevocably authorizes JPMCB as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrower and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Loan Documents or for any failure of any Loan Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, electronic transmission, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and made its own decision to make its Loans hereunder and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Loan Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

10.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Loan Parties and without limiting the obligation of the Loan Parties to do so), ratably (determined at the time such indemnity is sought) according to the respective amounts of their respective Commitments (or, to the extent such Commitments have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements contained in this subsection 10.7 shall survive the payment of the Notes and all other amounts payable hereunder.

10.8 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Loan Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Loan Documents as any Lender and may exercise the same as though it were not Administrative Agent and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacities.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as

Administrative Agent under the Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) shall have occurred and be continuing) be approved by the Borrower (which approval shall not be unreasonably withheld or delayed) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

10.10 Issuing Lender as Issuer of Letters of Credit. Each Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

10.11 No Other Agent Duties, Etc.. Anything herein to the contrary notwithstanding, none of the Persons acting as co-syndication agent, co-documentation agent, joint lead arranger or bookrunner listed on the cover page hereof or otherwise shall have any powers, duties or responsibilities under any of the Loan Documents, except in its capacity as the Administrative Agent, the Issuing Lender, the Swing Line Lender or any other Lender.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. No Loan Document or any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. Except as expressly set forth in this Agreement, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except pursuant to a document in writing entered into by the Required Lenders and the Loan Parties that are party hereto or thereto, as applicable; provided, however, that:

(a) no such waiver and no such amendment, supplement or modification shall (i) directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement or (ii) reduce any percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders;

(b) no such waiver and no such amendment, supplement or modification shall (i) extend the scheduled maturity of any Loan or scheduled installment of any Loan or reduce any scheduled installment of any Loan or reduce the principal amount thereof or extend the expiry date of any Letter of Credit beyond the Revolving Credit Termination Date, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in subsection 4.7(c) or to waive any obligation of the Borrower to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or increase the amount of any Commitment of any Lender without the consent of each Lender directly and adversely affected thereby, (ii) amend, modify or waive any provision of this subsection 11.1 or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Document without the consent of all Lenders, (iii) amend, modify or waive subsection 4.16(a) in a manner that would by its terms alter the pro rata sharing of payments required thereby or (iv) amend, modify or waive Section 6.5 of the Guarantee and Collateral Agreement with respect to the priority of payments set forth therein, in each case, without the written consent of each Lender directly and adversely affected thereby; provided, that any such waiver, amendment, supplement or modification may be made without the consent of the Required Lenders if such waiver, amendment, supplement or modification otherwise satisfies the requirements of this clause (b);

(c) no such waiver and no such amendment, supplement or modification shall amend subsection 3.3(d) without the consent of Lenders holding more than 50% of the Revolving Credit Commitments in respect of the applicable maturing Revolving Credit Commitments (or if the Revolving Credit Commitments in respect of such maturing tranche have been cancelled the sum of (i) the L/C Participating Interests in the aggregate amount then available to be drawn under all outstanding Letters of Credit issued in respect of such maturing tranche and (ii) the aggregate then outstanding principal amount of Revolving L/C Obligations in respect of such maturing tranche);

(d) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 10 or subsection 4.21 without the written consent of the then Issuing Lender and the Administrative Agent; and

(e) this Agreement and the other Loan Documents may be amended solely with the consent of the Administrative Agent to incorporate the terms of any Incremental Facility or to establish an Extension permitted by subsection 4.24.

Notwithstanding anything to the contrary contained herein, any amendment, modification or waiver of any provision of subsection 8.1 (and any defined terms solely as used therein) or any other provision to any Loan Document that has been added solely for the benefit of the Revolving Credit Facility (as may be agreed between the Majority Revolving Lenders and the Borrower) shall require the written consent of the Majority Revolving Lenders (and only the Majority Revolving Lenders) and each Loan Party party hereto. For the avoidance of doubt, it is understood and agreed that the Required Lenders may not, and nor shall the consent of the Required Lenders be needed to, amend, modify or waive any provision of subsection 8.1 (or any defined term as used therein) or any other provision to any Loan Document that has been added solely for the benefit of the Revolving Credit Facility (as may be agreed between the Majority Revolving Lenders and the Borrower).

Any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Loan Party, the Lenders, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the Participating Lenders. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other

Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this subsection 11.1 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 11.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) (a) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Lender and the Swing Line Lender), which consent shall not unreasonably be withheld or delayed, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans, participations in Letters of Credit funded under subsection 3.6(b) and participations under Swing Line Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (c) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in subsection 11.6(d) and (d) such assignee has consented to the Proposed Change and (ii) substantially concurrently with satisfaction of the requirements set forth in clause (i) of this proviso, such Non-Consenting Lender shall be deemed to have assigned and delegated its interests, rights and obligations under this Agreement and such Non-Consenting Lender shall not be required to execute the Assignment and Assumption in connection therewith. If the Proposed Change to which the Non-Consenting Lender withholds consent would reduce the Applicable Margin for the period on or prior to the first anniversary of the Closing Date, the Borrower shall be required to pay such Non-Consenting Lender a 1% premium on the amount of such Non-Consenting Lender’s Loans in connection with any assignment thereof pursuant to this paragraph.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or electronic transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day during recipient’s normal business hours, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day and received during recipient’s normal business hours with confirmation of receipt received, addressed as follows in the case of each Loan Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Borrower:	Cumulus Media Holdings Inc. 3280 Peachtree Road, N.W., Suite 2300 Atlanta, Georgia 30305 Attention: General Counsel Telecopy: (404) 260-6877

In the case of the Borrower, with a copy to:	Jones Day 1420 Peachtree Street, N.E., Suite 800 Atlanta, Georgia 30309 Attention: John E. Zamer, Esq. Telecopy: (404) 581-8330

The Administrative Agent:	JPMorgan Chase Bank, N.A.
Loan and Agency Services Group
1111 Fannin Street
10th Floor
Houston, Texas 77002
Attention: Yi Chun Kuo
Telecopy: (713) 750-2878

With copies to:	JPMorgan Chase Bank, N.A.
383 Madison Avenue, 24th Floor
New York, New York 10179
Telecopy: (212) 270-5127

provided that the failure to provide the copies of notices to the Borrower provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent or any Lender.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to subsections 3.3, 3.7, 4.1, 4.3, 4.4, 4.5 and 4.6 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the making of the Loans, Letters of Credit and other extensions of credit hereunder.

11.5 Payment of Expenses. The Borrower agrees:

(a) to pay or reimburse the Administrative Agent, the Issuing Lender, the Arrangers and their respective Affiliates for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of, any amendment, supplement or modification to, or any waiver of, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements (including filing and recording fees and expenses) of counsel to the Administrative Agent, the Arrangers and the Lenders (which shall be limited to one counsel, FCC counsel and, if necessary, one local counsel in any relevant jurisdiction and expenses attributable to processing primary assignments and, solely in case of any actual or perceived conflict of interest, one additional counsel to the affected Lenders taken as a whole);

(b) to pay or reimburse the Lenders and the Administrative Agent for all their reasonable out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Loan Document and any such other documents or any workout or restructuring of the Loan Documents, limited to out-of-pocket costs, fees, disbursements and other charges of one counsel, FCC counsel and one local counsel in any relevant jurisdiction for the Administrative Agent and the Lenders taken as a whole (and, solely in case of any actual or perceived conflict of interest, one additional counsel to the affected Lenders taken as a whole) incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement, the other Loan Documents and the documentation relating thereto.

(c) to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying similar fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and any such other documents; and

(d) to pay, indemnify, and hold the Administrative Agent, each Arranger, the Issuing Lender and each Lender and their respective officers, directors, employees, affiliates, advisors, controlling persons and agents (each an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable experts’ and consultants’ fees and limited to reasonable fees and disbursements of one counsel, one FCC counsel and, if necessary, one local counsel in each appropriate jurisdiction, in each case for all Indemnitees taken as a whole (and, solely in the case of any actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent, any Arranger or any Lender (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Loan Documents, the Loans, the actual or proposed use of proceeds of the Loans, or any of the other transactions contemplated hereby or thereby, whether or not the Administrative Agent, any Arranger or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution, performance, delivery, enforcement or administration, of this Agreement, the other Credit Agreement and any such other documents, or transfer of, or payment or failure to make payments under, Letters of Credit (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee (x) with respect to indemnified liabilities to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of, or material breach by, such Indemnitee, (y) under this subsection 11.5 for any taxes other than Other Taxes or taxes derived from a non-tax claim or (z) with respect to indemnified liabilities arising out of a dispute solely between Indemnified Parties not involving an act or omission by the Borrower or any of its Affiliates (other than any such indemnified liabilities asserted against any Indemnitee in its capacity, or in fulfilling its role, as an agent or Arranger or similar role for any Facility (including any Incremental Facility)). All amounts due under this subsection 11.5 shall be payable not later than 10 days after written demand therefor. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of Parent, the Borrower, the Lenders and the Administrative Agent, all future holders of the Loans, and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights and obligations hereunder except in accordance with this Section.

(b) Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (other than a Disqualified Person or an Affiliated Lender (other than an Affiliated Debt Fund)) (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in subsection 11.7. The Borrower also agrees that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, subsections 4.17, 4.18, 4.19 and 4.20 with respect to its participation in the Letters of Credit and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive (i) any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred or (ii) the benefits of subsection 4.20 unless such Participant complies with subsections 4.20(f), 4.20(g), 4.20(h) and 4.20(i) as if it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent such disclosure is necessary to establish that any Loan, Letter of Credit or Note is in registered form under Section 5f.103.1(c) of the U.S. Treasury

Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) Any Lender other than any Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent (not to be unreasonably withheld or delayed) of:

(i) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or a portion of a Term Loan to a Lender, a Lender Affiliate or an Approved Fund;

(ii) the Swing Line Lender and the Issuing Lenders; provided that no consent of the Swing Line Lender or Issuing Lenders shall be required for an assignment of Term Loan only; and

(iii) the Borrower; provided that (A) (i) no consent of the Borrower shall be required for an assignment to a Lender, a Lender Affiliate or an Approved Fund or (ii) if an Event of Default under Section 9(a) or (f) has occurred and is continuing and (B) the Borrower shall be deemed to have consented to any assignment unless the Borrower has objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, sell to any Eligible Assignee (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Loan Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (except as otherwise permitted by subsection 4.22 and subsection 11.1) and, to the extent their consent is required, the Borrower, the Swing Line Lender, the Issuing Lenders and the Administrative Agent, and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to this subsection 11.6(c) of less than all of a Lender’s rights and obligations (I) to a Person which is not then a Lender, a Lender Affiliate or an Approved Fund shall be of Commitments and/or Loans of not less than $5,000,000 (or in the case of the Term Facility, $1,000,000) and (II) to a Person which is then a Lender, a Lender Affiliate or an Approved Fund may be in any amount and (B) each Assignee shall comply with the provisions of subsection 4.20 hereof; provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with subsection 11.6(a) in all or any portion of its Loans (without duplication). For purposes of clause (A) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Commitments and Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 4.17, 4.18, 4.19, 4.20 and 11.5). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this

Agreement. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this subsection 11.6(c); provided that such designating Lender complies with subsection 4.20 and shall not be entitled to receive any greater amounts under this Agreement (including subsections 4.18 and 4.20) than the assigning Conduit Lender was entitled to receive immediately prior to such assignment in respect of the Loans subject to such assignment.

Notwithstanding anything to the contrary set forth in this Agreement (including subsection 4.16(a) or 11.7(a)) or any other Loan Document, any Lender may assign all or any portion of its rights and obligations under this Agreement, the Notes and the other Loan Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest to an Affiliated Lender; provided that any such assignment (other than any such assignment to an Affiliated Debt Fund) shall be subject to the following additional conditions: (1) no Event of Default under Section 9(a) or (f) shall have occurred and be continuing immediately before and after giving effect to such assignment, (2) after giving effect to such assignment and to all other assignments with all Affiliated Lenders, the aggregate principal amount of all Term Loans then held by all Affiliated Lenders shall not exceed 25% of the aggregate unpaid principal amount of the Term Loans then outstanding, (3) the Affiliated Lender shall execute a waiver in form and substance reasonably satisfactory to the Administrative Agent that it shall have no right whatsoever so long as such Person is an Affiliated Lender (i) to vote as a Lender with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document (it being understood that such interest will be deemed voted in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders), provided that, notwithstanding the foregoing, (x) such Affiliated Lender shall be permitted to vote as a Lender if such amendment, modification, waiver, consent or other such action (A) requires the vote of all Lenders or all affected Lenders and all other Lenders or all other affected Lenders, as the case may be, have given their consent thereto, or (B) disproportionately affects such Affiliated Lender in its capacity as a Lender as compared to other Lenders that are not Affiliated Lenders and (y) no amendment, modification, waiver, consent or other action shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a pro rata basis hereunder without consent of such Affiliated Lender, (ii) subject to subclause (i) of clause (3) of this paragraph, to otherwise vote as a Lender on any matter related to this Agreement or any other Loan Document, (iii) to, in its capacity as a Lender, attend (or receive any notice of) any meeting, conference call or correspondence with the Administrative Agent or any Lender or receive any information from the Administrative Agent or any Lender, (iv) to receive advice of counsel to the Administrative Agent or to Lenders other than Affiliated Lenders or to challenge the Lenders’ attorney-client privilege or (v) to make or bring any claim, in its capacity as a Lender, against the Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents (except with respect to rights expressly retained under subclause (i) of clause (3) of this paragraph), (4) each Affiliated Lender shall acknowledge and agree that the Loans owned by it shall be non-voting under sections 1126 and 1129 of the Bankruptcy Code in the event that any proceeding thereunder shall be instituted by or against any Group Member, or, alternatively, to the extent that the foregoing non-voting designation is deemed unenforceable for any reason, each Affiliated Lender shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar obligations held by Lenders that are not Affiliated Lenders, (5) no Revolving Credit Commitments, Revolving Credit Loans or L/C Participating Interests shall be assigned to any Affiliated Lender; (6) any Loans assigned to the Borrower or any Subsidiary shall be cancelled promptly upon such assignment and (7) no proceeds of Revolving Credit Loans shall be used by the Borrower or any Subsidiary to purchase Term Loans.

For the purposes of this subsection 11.6, “Approved Fund” means any Person (other than a Disqualified Person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(d) The Administrative Agent acting on behalf of and as agent for the Borrower, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, the principal amount of any Term Loans, Swing Line Loans and/or Revolving Credit Loans owing to, and if such Lender has any Revolving Credit Commitments and/or the L/C Participating Interests owing to each Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this agreement unless it has been recorded in the Register as provided in this paragraph. Upon its receipt of an Assignment and Assumption executed by an assigning Lender, an Assignee and any other party required to executed such Assignment and Assumption pursuant to this subsection 11.6, together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(f) The Borrower authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in subsection 11.6(g) or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of subsection 11.15) any and all financial information in such Lender’s possession concerning the Borrower and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Subsidiaries and Affiliates prior to becoming a party to this Agreement; provided that no such information shall be provided by any Lender to any Disqualified Lender.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank or central bank having jurisdiction over such lender in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 11.6.

(h) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

(i) The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however (i) that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period forbearance and (ii) the foregoing shall not prohibit or limit the ability of any such Person to file claims against a Conduit Lender in connection with any such proceeding.

11.7 Adjustments; Set-off.

(a) Except as otherwise expressly set forth in this Agreement (including subsections 4.23, 4.24 and 11.6), if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Term Loans, Revolving Credit Loans (other than payment of Swing Line Loans) or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s L/C Participating Interests, Term Loans or Revolving Credit Loans, as the case may be, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s L/C Participating Interests, Term Loans or Revolving Credit Loans, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Borrower notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b) Upon the occurrence of an Event of Default specified in Section 9(a) or Section 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Borrower, any such notice being hereby waived by the Borrower, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of the Borrower or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Borrower hereunder and under the other Loan Documents and claims of every nature and description of the Administrative Agent or such Lender against the Borrower in any currency, whether arising hereunder, or otherwise, under any other Loan Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Borrower promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including other rights of setoff) which the Administrative Agent or such Lender may have.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. This Agreement shall become effective with respect to the Borrower, the Administrative Agent and the Lenders when the Administrative Agent shall have received a signature page of this Agreement executed by the Borrower and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent. Delivery of an executed signature page of this Agreement by e-mail or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

11.9 Integration. Except for matters set forth in the Fee Letter, this Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

11.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE INTERPRETATION OF THE DEFINITION OF “CLOSING DATE MATERIAL ADVERSE EFFECT” (AND WHETHER OR NOT A CLOSING DATE MATERIAL ADVERSE EFFECT HAS OCCURRED) SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO CONTRACTS SUCH AS THE ACQUISITION AGREEMENT. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

11.11 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND THE APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION;

(v) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(vi) EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

11.12 Acknowledgements. Each of Parent and the Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship to any Loan Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders or among any Loan Parties and the Lenders.

11.13 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by subsection 11.1) and the Administrative Agent hereby agrees to take any action requested by the Borrower having the effect of releasing or evidencing the release of any collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with subsection 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the L/C Obligations and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnity obligations not due and payable) shall have been paid in full in cash, the Commitments have been terminated and no Letters of Credit shall be outstanding, the collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.14 Intercreditor Agreement. Each Lender hereby authorizes and directs the Administrative Agent (a) to enter into the Intercreditor Agreement on its behalf, perform the Intercreditor Agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interest of the Lenders and the Issuing Lender, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and (b) to enter into any other intercreditor agreement reasonably satisfactory to the Administrative Agent on its behalf, perform such intercreditor agreement on its behalf and take any actions thereunder as determined by the Administrative Agent to be necessary or advisable to protect the interests of the Lenders and the Issuing Lender, and each Lender agrees to be bound by the terms of such Intercreditor agreement.

11.15 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section, to any actual or prospective Transferee or any pledgee referred to in subsection 11.6(g) or any direct or indirect counterparty to any swap agreement (or any professional advisor to such counterparty), (c) to its Affiliates or to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this subsection 11.15), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender (it being understood that any rating agency to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential) or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Borrower of any disclosure pursuant to clauses (d) or (e).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.16 Usury Savings. Notwithstanding any other provision herein, the aggregate interest rate charged hereunder, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate (as such term is defined below). If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate (as defined below), the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrower. As used in this paragraph, the term “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

11.17 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.18 Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender to identify the Borrower and each other Loan Party in accordance with the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

CUMULUS MEDIA INC.

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: Chief Executive Officer

CUMULUS MEDIA HOLDINGS INC.

By:	/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: Chief Executive Officer

Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ Tina Ruyter
Name: Tina Ruyter
Title: Executive Director

Credit Agreement Signature Page

UBS Securities LLC, as Co-Syndication Agent

By:	/s/ Mary E. Evans

Name:	Mary E. Evans
Title:	Attorney-in-fact

UBS Loan Finance LLC, as a Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

Credit Agreement Signature Page

MIHI LLC, as Co-Syndication Agent and as a Lender

By:	/s/ Kevin Smith
	Name:	Kevin Smith
	Title:	Authorized Signatory

By:	/s/ Stephen Mehos
	Name:	Stephen Mehos
	Title:	Authorized Signatory

Credit Agreement Signature Page

Royal Bank of Canada, as Co-Syndication Agent and as a Lender

By:	/s/ Mark S. Gronich
Name: Mark S. Gronich Title: Authorized Signatory

Credit Agreement Signature Page

RBC Bank (USA), as a Lender

By:	/s/ James R. Pryor
	Name: Title:	James R. Pryor Authorized Signatory

Credit Agreement Signature Page

ING CAPITAL LLC, as Co-Syndication Agent and as a Lender

By:	/s/ Christopher J. Moon
	Name:	Christopher J. Moon
	Title:	Director

Credit Agreement Signature Page

FIFTH THIRD BANK, as Co-Documentation Agent and as a Lender

By:	/s/ Holly Sims
Name: Holly Sims
Title: Vice President

Credit Agreement Signature Page

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and as a Lender

By:	/s/ Gail F. Scannell
Name: Gail F. Scannell
Title: Senior Vice President

Credit Agreement Signature Page

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Jay Chall
Name: Jay Chall
Title: Director

Credit Agreement Signature Page